Exhibit 4
                                  ---------

                    AMENDED AND RESTATED CREDIT AGREEMENT


                        Dated as of December 11, 1998
                                    among

                            KATY INDUSTRIES, INC.,
           BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION,
                  as Administrative Agent and Issuing Bank,
                           LA SALLE NATIONAL BANK,
                             as Managing Agent,
                                     and
                THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO

                   NATIONSBANC MONTGOMERY SECURITIES LLC,
                   as Lead Arranger and Syndication Agent


                              TABLE OF CONTENTS

ARTICLE I. DEFINITIONS                                                    1
1.1   Certain Defined Terms.                                              1
1.2   Other Interpretive Provisions.                                      24
1.3   Accounting Principles.                                              25
ARTICLE II. THE CREDITS                                                   25
2.1   Amounts and Terms of Commitments.                                   26
2.2   Loan Accounts.                                                      26
2.3   Procedure for Borrowing.                                            27
2.4   Conversion and Continuation Elections.                              28
2.5   Voluntary Termination or Reduction of Commitments.                  29
2.6   Optional Prepayments.                                               30
2.7   Mandatory Prepayments of Loans; Mandatory Commitment Reductions.    30
2.8   Repayment.                                                          30
2.9   Interest.                                                           30
2.10  Fees.                                                               31
2.11  Computation of Fees and Interest.                                   32
2.12  Payments by the Company.                                            32
2.13  Payments by the Banks to the Agent.                                 33
2.14  Sharing of Payments, Etc.                                           33
2.15  Quarterly Adjustments.                                              34
2.16  Extension of Facility A Revolving Termination Date.                 34
ARTICLE III. THE LETTERS OF CREDIT                                        35
3.1   The Letter of Credit Subfacilities.                                 35
3.2   Issuance, Amendment and Renewal of Letters of Credit.               36
3.3   Risk Participations, Drawings and Reimbursements.                   38
3.4   Repayment of Participations.                                        40
3.5   Role of the Issuing Bank.                                           41
3.6   Obligations Absolute                                                41
3.7   Cash Collateral Pledge.                                             42
3.8   Letter of Credit Fees.                                              43
3.9   Uniform Customs and Practice.                                       43
3.10  Subsidiaries as Account Parties.                                    43
3.11  Issuing Affiliate.                                                  46
ARTICLE IV. TAXES, YIELD PROTECTION AND ILLEGALITY                        46
4.1   Taxes.                                                              46
4.2   Illegality.                                                         47
4.3   Increased Costs and Reduction of Return.                            48
4.4   Funding Losses.                                                     49
4.5   Inability to Determine Rates.                                       49
4.6   Certificates of Banks.                                              50
4.7   Substitution of Banks.                                              50
4.8   Survival.                                                           50
ARTICLE V. CONDITIONS PRECEDENT                                           50
5.1   Conditions of Initial Credit Extensions.                            50
5.2   Conditions of Initial Acquisition Loans.                            53
5.3   Conditions to All Credit Extensions.                                55
ARTICLE VI. REPRESENTATIONS AND WARRANTIES                                55
6.1   Corporate Existence and Power.                                      56
6.2   Corporate Authorization; No Contravention.                          56
6.3   Governmental Authorization.                                         56
6.4   Binding Effect.                                                     56
6.5   Litigation.                                                         57
6.6   No Default.                                                         57
6.7   ERISA Compliance.                                                   57
6.8   Use of Proceeds; Margin Regulations.                                58
6.9   Title to Properties.                                                58
6.10  Taxes.                                                              58
6.11  Financial Condition.                                                59
6.12  Environmental Matters.                                              59
6.13  Regulated Entities.                                                 59
6.14  No Burdensome Restrictions.                                         59
6.15  Copyrights, Patents, Trademarks and Licenses, etc.                  60
6.16  Subsidiaries.                                                       60
6.17  Insurance.                                                          60
6.18  Swap Obligations.                                                   60
6.19  Full Disclosure.                                                    61
6.20  Y2K.                                                                61
ARTICLE VII. AFFIRMATIVE COVENANTS                                        61
7.1   Financial Statements.                                               61
7.2   Certificates; Other Information.                                    62
7.3   Notices.                                                            63
7.4   Preservation of Corporate Existence, Etc.                           65
7.5   Maintenance of Property.                                            65
7.6   Insurance.                                                          65
7.7   Y2K.                                                                65
7.8   Compliance with Laws.                                               66
7.9   Compliance with ERISA.                                              66
7.10  Inspection of Property and Books and Records.                       66
7.11  Environmental Laws.                                                 66
7.12  Use of Proceeds.                                                    66
7.13  New Subsidiaries.                                                   67
7.14  Purchase Agreement.                                                 67
ARTICLE VIII. NEGATIVE COVENANTS                                          67
8.1   Limitation on Liens.                                                67
8.2   Disposition of Assets.                                              69
8.3   Consolidations and Mergers.                                         70
8.4   Loans and Investments.                                              71
8.5   Limitation on Indebtedness.                                         72
8.6   Transactions with Affiliates.                                       73
8.7   Use of Proceeds.                                                    73
8.8   Contingent Obligations.                                             73
8.9   Joint Ventures.                                                     74
8.10  Lease Obligations.                                                  74
8.11  Restricted Payments.                                                74
8.12  ERISA.                                                              75
8.13  Change in Business.                                                 75
8.14  Accounting Changes.                                                 75
8.15  Amendment to Purchase Documents.                                    75
8.16  Limitation on Negative Pledge Clauses.                              75
8.17  Limitation on Restrictions on Subsidiary Dividends and Other
Distributions.                                                            76
8.18  Minimum Net Worth.                                                  76
8.19  Maximum Leverage Ratio.                                             76
8.20  Minimum Fixed Charge Coverage Ratio.                                77
8.21  Quarterly Losses.                                                   77
ARTICLE IX. EVENTS OF DEFAULT                                             77
9.1   Event of Default.                                                   77
9.2   Remedies.                                                           80
9.3   Rights Not Exclusive.                                               81
9.4   Certain Financial Covenant Defaults.                                81
ARTICLE X. THE AGENT                                                      81
10.1  Appointment and Authorization; "Agent".                             81
10.2  Delegation of Duties.                                               82
10.3  Liability of Agent.                                                 82
10.4  Reliance by Agent.                                                  83
10.5  Notice of Default.                                                  83
10.6  Credit Decision.                                                    83
10.7  Indemnification of Agent.                                           84
10.8  Agent in Individual Capacity.                                       84
10.9  Successor Agent.                                                    85
10.10 Withholding Tax.                                                    85
10.11 Managing Agent, etc.                                                87
10.12 Release of Guaranty.                                                87
ARTICLE XI. MISCELLANEOUS                                                 87
11.1  Amendments and Waivers.                                             87
11.2  Notices.                                                            88
11.3  No Waiver; Cumulative Remedies.                                     89
11.4  Costs and Expenses.                                                 89
11.5  Company Indemnification.                                            90
11.6  Payments Set Aside.                                                 90
11.7  Successors and Assigns.                                             90
11.8  Assignments, Participations, etc.                                   91
11.9  Confidentiality.                                                    92
11.10 Set-off.                                                            93
11.11 Automatic Debits of Fees.                                           93
11.12 Notification of Addresses, Lending Offices, Etc.                    94
11.13 Counterparts.                                                       94
11.14 Severability.                                                       94
11.15 No Third Parties Benefited.                                         94
11.16 Governing Law and Jurisdiction.                                     94
11.17 Waiver of Jury Trial.                                               95
11.18 Entire Agreement.                                                   95


SCHEDULES
Schedule 1.1A           Existing Letters of Credit
Schedule 1.1B           Operations Planned for Divestiture
Schedule 2.1            Commitments
Schedule 6.5            Litigation
Schedule 6.7            ERISA
Schedule 6.11           Permitted Liabilities
Schedule 6.12           Environmental Matters
Schedule 6.16           Subsidiaries and Minority Interests
Schedule 6.17           Insurance Matters
Schedule 8.1            Permitted Liens
Schedule 8.2            Permitted Disposition of Investments
Schedule 8.4            Permitted Investments
Schedule 8.5            Permitted Indebtedness
Schedule 8.8            Contingent Obligations
Schedule 11.2           Lending Offices; Addresses for Notices

EXHIBITS
Exhibit A               Notice of Borrowing
Exhibit B               Notice of Conversion/Continuation
Exhibit C               Compliance Certificate
Exhibit D               Legal Opinion of Company's Counsel
Exhibit E               Assignment and Acceptance Agreement
Exhibit F               Promissory Note
Exhibit G               Guaranty Agreement


                              CREDIT AGREEMENT

           This AMENDED AND RESTATED CREDIT AGREEMENT is entered into as of December 11, 1998, among Katy Industries, Inc., a Delaware corporation (the "Company"), the several financial institutions from time to time party to this Agreement (collectively, the "Banks"; individually, a "Bank"), La Salle National Bank, as managing agent, and Bank of America National Trust and Savings Association, as letter of credit issuing bank and as administrative agent for the Banks.
           WHEREAS, the Company, Bank of America National Trust and Savings Association, La Salle National Bank and certain other financial institutions entered into a Credit Agreement dated as of December 12, 1997, as amended by the First Amendment to Credit Agreement dated as of September 11, 1998 (the "Existing Credit Agreement");
           WHEREAS, the Banks have agreed to make available to the Company revolving credit facilities with letter of credit subfacilities upon the terms and conditions set forth in this Agreement;
           WHEREAS, to give effect to the foregoing, the Company, the Banks, and the Agent desire to amend and restate the Existing Credit Agreement;
           NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereby amend and restate the Existing Credit Agreement in its entirety as follows:
                                 ARTICLE I.
                                 DEFINITIONS
  1.1 Certain Defined Terms.
           The following terms have the following meanings:
           "Acquired Company" means CII Acquisition, L.L.C., a Delaware limited liability company.
           "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Restricted Subsidiary) provided that the Company or the Restricted Subsidiary is the surviving entity.
           "Acquisition Loan" means any Facility B Loan that causes the Effective Amount of all Facility B Loans to exceed of $30,000,000.00.
           "Affiliate" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, membership interests, by contract, or otherwise.
           "Agent" means Bank of America in its capacity as administrative agent for the Banks hereunder, and any successor administrative agent arising under Section 10.9.
           "Agent-Related Persons" means Bank of America and any successor administrative agent arising under Section 10.9 and any successor letter of credit issuing bank hereunder, together with their respective Affiliates (including, in the case of Bank of America, Montgomery), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
           "Agent's Payment Office" means the address for payments set forth on Schedule 11.2 or such other address as the Agent may from time to time specify.
           "Agreement" means this Amended and Restated Credit Agreement. "Applicable Margin" means with respect to any Base Rate Loan or
Offshore Rate Loan under the Facility A Commitment or the Facility B Commitment the per annum rates set forth below opposite the Pricing Level calculated for the periods described below.


Pricing   Pricing Ratio           Facility A                 Facility B
Level     at End of
          Fiscal Quarter       Applicable Margin         Applicable Margin
-------   --------------       ------------------      -------------------

                               Offshore    Base Rate   Offshore    Base Rate

                               Rate Loans   Loans      Rate Loans    Loans



I         Less Than
          1.00 to 1.00         0.775%      0.000%      0.750%       0.000%

II        Greater than
          or equal to
          1.00 to 1.00
          but less
          than
          1.75 to 1.00         0.975%      0.000%      0.950%       0.000%

III       Greater than
          or equal to
          1.75 to 1.00
          but less
          than 2.25 to
          1.00                 1.150%      0.000%      1.125%       0.000%

IV.       Greater than
          or equal to
          2.25 to 1.00
          but less
          than 2.75 to
          1.00                 1.350%      0.000%      1.325%       0.000%

V.        Greater than
          or equal to
          2.75 to 1.00
          but less
          than 3.25 to
          1.00                 1.575%      0.375%      1.550%       0.375%

VI.       Greater than
          or equal to
          3.25 to 1.00         1.900%      0.750%      1.875%       0.750%



    Where,
                        "Pricing Level" means, for each Pricing Period, the pricing level set forth opposite the Pricing Ratio set forth in the Compliance Certificate most recently delivered to the Agent pursuant to Section 7.2.
                        "Pricing Level Change Date" means the date three Business Days after the delivery to the Agent of the financial reports and Compliance Certificate delivered pursuant to
           Sections 7.1 and 7.2 for the fiscal quarter ending March 31,
           1999, and three days after delivery to the Agent of such
           financial reports and Compliance Certificate for each fiscal quarter thereafter.
                        "Pricing Period" means each period commencing on
           each Pricing Level Change Date and ending the day prior to the next Pricing Level Change Date.
           From the Closing Date until the first Pricing Level Change Date, the Applicable Margin for any Offshore Rate Loan or Base Rate Loan shall correspond to the rates per annum set forth above opposite Pricing Level V, unless the Company's Pricing Ratio, as reflected in the Compliance
Certificate delivered pursuant to Section 7.2 for the fiscal year ending December 31, 1998, dictates that Pricing Level VI should apply, in which case Pricing Level VI shall apply from the date three Business Days after such delivery until the first Pricing Level Change Date; provided, however, if the Contico Acquisition has not occurred on or before February 26, 1999, then the Applicable Margin from such date until the first Pricing Level
Change Date shall be based upon the Pricing Ratio reflected in the most recent Compliance Certificate delivered pursuant to Section 7.2 or pursuant to Section 7.2 of the Existing Credit Agreement (any change therein taking effect 3 Business Days after delivery of a more recent Compliance Certificate). The Applicable Margin shall be adjusted automatically as to all Loans then outstanding (without regard to the timing of Interest
Periods) on each Pricing Level Change Date to correspond with the applicable Pricing Level. If the Company fails to deliver such financial reports and certificates to the Agent for any fiscal quarter by the date required hereunder, then the Applicable Margin for all Loans beginning three Business Days after such date shall, until three Business Days after delivery of such financial reports and certificates, be the next higher Applicable Margin as set forth in the chart above immediately below the previously effective Applicable Margin; thus, if the Applicable Margin with respect to Facility B had previously been 0.750% for Offshore Rate Loans, a failure to deliver quarterly financials on a timely basis would cause the Applicable Margin with respect to Facility B to be .950% until three Business Days after such delivery.
           "Assignee" has the meaning specified in subsection 11.8(a). "Attorney Costs" means and includes all fees and disbursements of any law firm or other external counsel, the allocated cost of nonduplicative internal legal services and all disbursements of internal counsel.
           "Bank" has the meaning specified in the introductory clause hereto.  References to the "Banks" shall include Bank of America, including in its capacity as Issuing Bank; for purposes of clarification only, to the extent that Bank of America may have any rights or obligations in addition to those of the Banks due to its status as Issuing Bank, its status as such will be specifically referenced.
           "Bankruptcy Code" means the Federal Bankruptcy Reform Act of
1978 (11 U.S.C. 101, et seq.).
           "Base Rate" means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate, and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of
America in San Francisco, California, as its "reference rate," or, if Bank of America no longer announces a "reference rate," its "prime rate" or other successor rate as Bank of America may notify the Company. (The "reference rate" or such successor rate is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the reference rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
           "Base Rate Loan" means a Revolving Loan, or an L/C Advance, that bears interest based on the Base Rate.
           "Bank of America" means Bank of America National Trust and
Savings Association., a national banking association, and its successors.
           "Borrowing" means a borrowing hereunder consisting of Revolving Loans of the same Type made to the Company on the same day by the Banks under Article II, and, other than in the case of Base Rate Loans, having the same Interest Period.
           "Borrowing Date" means any date on which a Borrowing occurs under Section 2.3.
           "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, Dallas, Texas, or San Francisco are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.
           "Capital Adequacy Regulation" means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any bank or of any corporation controlling a bank.
           "Capital Lease" means any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.
           "Cash Collateralize" means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, the Issuing Bank and the Banks, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Agent and the Issuing Bank (which documents are hereby consented to by the Banks).
 Derivatives of such term shall have corresponding meaning. The Company hereby grants the Agent, for the benefit of the Agent, the Issuing Bank and the Banks, a security interest in all such cash and deposit account
balances.    Cash collateral shall be maintained in blocked, interest
bearing deposit accounts at Bank of America.
           "Change of Control" means, with respect to the Company, an event or circumstance that results in any Person or group of related Persons other than the Permitted Owners (as defined below) having beneficial ownership of, or the right to control, by proxy or otherwise, (i) more than 50% of the shares of common stock of the Company, or (ii) capital stock of the Company having voting power to vote for and elect a majority of the members of the board of directors of the Company. "Permitted Owners" shall mean any of the following: Wallace E. Carroll, Jr., his wife, Amelia M. Carroll, their immediate family members, descendants and beneficiaries under the following trusts and subtrusts: (i) The Wallace E. Carroll Trust U/A Date 7/1/57
F/B/O Wallace E. Carroll, Jr. and his descendants, (ii) The Wallace E. and Lelia H. Carroll Trust U/A Dated 5/1/58 F/B/O Wallace E. Carroll, Jr., and his descendants, (iii) the Wallace E. Carroll Trust U/A Dated 1/20/61
F/B/O Wallace E. Carroll, Jr., (iv) the Lelia H. Carroll Trust U/A Dated 7/12/62 F/B/O Wallace E. Carroll, Jr., (v) the subtrusts under the Wallace
E. Carroll Trust U/A Dated 12/15/78 F/B/O the descendants of Wallace E. Carroll, Jr., (vi) the subtrusts under the Wallace E. Carroll, Jr., Trust #1 U/A Dated 12/30/76 F/B/O the descendants of Wallace E. Carroll, Jr. and
(vii) the subtrusts under the Wallace E. Carroll, Jr. Trust #2 U/A Dated 12/30/76 F/B/O the descendants of Wallace E. Carroll, Jr. In addition, CRL, Inc. and its wholly owned subsidiaries shall be Permitted Owners as long as all capital stock of CRL, Inc. is wholly-owned by other Permitted Owners.
           "Closing Date" means the date on which all conditions precedent set forth in Section 5.1 are satisfied or waived by all Banks (or, in the case of subsection 5.1(e), waived by the Person entitled to receive such payment).
           "Code" means the Internal Revenue Code of 1986, and regulations promulgated thereunder.
           "Commercial L/C Commitment" means the commitment of the Issuing Bank to Issue, and the commitment of the Banks severally to participate in, Commercial Letters of Credit from time to time Issued or outstanding under
Article III, in an aggregate amount not to exceed on any date the amount of $30,000,000, as the same shall be reduced as a result of a reduction in the Commercial L/C Commitment pursuant to Section 2.5; provided that the Commercial L/C Commitment is a part of the combined Facility A Commitments, rather than a separate, independent commitment.
           "Commercial Letter of Credit" means a Letter of Credit supporting the obligation to pay the purchase price of goods sold to the Company or a Restricted Subsidiary.
           "Commitment", as to each Bank, means either the Facility A Commitment or the Facility B Commitment, as applicable.
           "Commitments" , as to each Bank, means the sum of the Facility A Commitment and the Facility B Commitment.
           "Company" means Katy Industries, Inc., a Delaware corporation. "Compliance Certificate" means a certificate substantially in the form of Exhibit C.
           "Consolidated Interest Expense" means, for any period, for the Company and its Restricted Subsidiaries on a consolidated basis and determined in accordance with GAAP, (a) gross interest expense for the period (including that portion of Capital Leases attributable to interest), plus (b) any payments made under interest rate Swap Contracts to the extent not included in gross interest expense, less (c) the sum of any payments received under interest rate Swap Contracts.
           "Contico" means Contico International, Inc., a Missouri corporation.
           "Contico Acquisition" means the contribution of the Contico
Assets to the Acquired Company and the acquisition by the Company of 100% of the common units of the Acquired Company as contemplated by the Purchase Agreement.
           "Contico Assets" means substantially all of the assets and business constituting the janitorial, consumer products, and industrial packaging businesses of Contico as conducted before the Contico Acquisition that are being contributed to the Acquired Company pursuant to the Contribution Agreement as defined in the Purchase Agreement.
           "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a "Guaranty Obligation");(b) with respect to any Surety Instrument
(other) than any Letter of Credit) issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered, or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and in the case of other Contingent Obligations other than in respect of Swap Contracts, shall be equal to the maximum reasonably anticipated liability in respect thereof and, in the case of Contingent Obligations in respect of Swap Contracts, shall be equal to the Swap Termination Value.
           "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.
           "Conversion/Continuation Date" means any date on which, under
Section 2.4, the Company (a) converts Loans of one Type to another Type, or
(b) continues as Loans of the same Type, but with a new Interest Period, Loans having Interest Periods expiring on such date.
           "Credit Extension" means and includes (a) the making of any Revolving Loans hereunder, and (b) the Issuance of any Letters of Credit hereunder.
           "Default" means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.
"Dollars", "dollars" and "$" each mean lawful money of the United States.
           "EBITDA" means, as measured quarterly on the last day of each fiscal quarter for the four trailing quarters then ending, and determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP, an amount equal to, without duplication, the sum of
(a) consolidated net income (or net loss) for such period, plus (b) all amounts treated as expenses for depreciation, Consolidated Interest Expense, and the amortization of intangibles and other assets (including non-cash finance fees and warrants and write-off of goodwill and organizational costs and expenses) of any kind to the extent included in the determination of such consolidated net income (or loss), plus (c) all accrued taxes on or measured by income to the extent included in the determination of such consolidated net income (or loss), plus (d) amortization of the inventory write-up associated with purchase accounting related to the Contico Acquisition pursuant to APB 16; provided, however, that consolidated net income (or loss) shall be computed for these purposes without giving effect to extraordinary losses or extraordinary gains or to any gains or losses associated with the sale or write-down of assets outside the ordinary course of business and without giving effect to net income or loss attributable to those operations of the Company and its Subsidiaries planned for divestiture as set forth in Schedule 1.1B, as the same may be modified by the Company from time to time by notice to the Agent if accompanied by the corresponding changes to the accounting treatment of the operations described therein or removed therefrom for all fiscal periods ending thereafter. Notwithstanding the foregoing, if, for any four trailing quarters, EBITDA attributable to Non-Guarantor Subsidiaries represents 15% or more of EBITDA for the Company and its Restricted Subsidiaries on a consolidated basis, the EBITDA attributable to Non-Guarantor Subsidiaries shall be excluded to the extent of such excess. For any Permitted Acquisition after the Closing Date,
(x) EBITDA and Consolidated Interest Expense for the Person to be acquired shall be based upon such Person rather than by reference to the Company and its Restricted Subsidiaries, and (y) except for purposes of calculating the Fixed Charge Coverage Ratio, EBITDA of the Company and its Restricted Subsidiaries shall include the EBITDA of the Person to be acquired for such prior periods as reflected in the financial statements for such Person as long as (1) such financial statements are accompanied by a Compliance Certificate signed by a Responsible Officer of the Company certifying that the EBITDA reflected in such financial statements represents no more than the minimum prospective EBITDA that such Person would contribute to the consolidated EBITDA of the Company and its Restricted Subsidiaries after giving pro forma effect to the acquisition of such Person and (2) the Company has demonstrated the validity of such certification to the Agent's reasonable satisfaction.
           "EBITDAR" means, as measured quarterly on the last day of each fiscal quarter for the four trailing quarters then ending, and determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP, an amount equal to, without duplication, the sum of
(a) EBITDA for such period plus (b) all lease payments under Operating
Leases for such period. Notwithstanding the foregoing, if, for any four trailing quarters, EBITDAR attributable to Non-Guarantor Subsidiaries represents 15% or more of EBITDAR for the Company and its Restricted Subsidiaries on a consolidated basis, the EBITDAR attributable to Non-Guarantor Subsidiaries shall be excluded to the extent of such excess.
           "Effective Amount" means (a) with respect to any Loan on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date, and (b) with respect to any outstanding L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.
           "Electrical/Electronic Group" means lines of business operated at the Closing Date by the following Subsidiaries and assets associated therewith: (i) GC Thorsen, Inc. and its subsidiaries GC Thorsen/HMO, Inc.
and GC Thorsen International Ltd., (ii) Waldom Electronics, Inc., (iii) Wood Industries, Inc., and (iv) Woods Industries (Canada), Inc.
           "Eligible Assignee" means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States, and (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Bank, (ii) a Subsidiary of a Person of which a Bank is a Subsidiary, or (iii) a Person of which a Bank is a Subsidiary.
           "Environmental Claims" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.
           "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.
           "ERISA" means the Employee Retirement Income Security Act of
1974, and regulations promulgated thereunder.
           "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of
Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
           "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under
Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.
           "Eurodollar Reserve Percentage" has the meaning specified in the definition of "Offshore Rate".
           "Event of Default" means any of the events or circumstances specified in Section 9.1.
           "Exchange Act" means the Securities Exchange Act of 1934, and regulations promulgated thereunder.
           "Existing Credit Agreement" has the meaning specified in the recitals hereto.
           "Existing Letter of Credit" means any of the letters of credit issued to the Company or a Restricted Subsidiary by Bank of America pursuant to the Existing Credit Agreement as listed on Schedule 1.1A.
           "Facility" means either Facility A or Facility B.
           "Facility A Commitment" has the meaning specified in subsection 2.1(a).
           "Facility A Revolving Termination Date" means the earlier to occur of:
           (a) December 10, 1999, or such later date to which the Facility A Revolving Termination Date is extended in accordance with
Section 2.16; and
           (b) the date on which the Facility A Commitment terminates in accordance with the provisions of this Agreement
           "Facility A Revolving Loan" has the meaning specified in subsection 2.1(a).
           "Facility B Commitment" has the meaning specified in subsection 2.1(b).
           "Facility B Revolving Termination Date" means the earlier to occur of:
           (a)   December 11, 2001; and
           (b) the date on which the Facility B Commitment terminates in accordance with the provisions of this Agreement.
           "Facility B Revolving Loan" has the meaning specified in subsection 2.1(b).
           "Facility Fee" has the meaning specified in Section 2.10(b). "Facility Fee Percentage" means with respect to the Facility A
Commitment or the Facility B Commitment, the per annum rates set forth below opposite the Pricing Level calculated for periods described below. The terms "Pricing Level" and "Pricing Level Change Date" shall have the meanings specified in the definition of "Applicable Margin."


Pricing    Pricing Ratio                       Facility A      Facility B
Level      at End fo Fiscal Quarter           Facility Fee    Facility Fee

I          Less Than 1.00 to 1.00                0.225%          0.250%

II         Greater than or equal to 1.00 to
           1.00 but less than 1.75 to 1.00       0.275%          0.300%

III        Greater than or equal to 1.75 to
           1.00 but less than 2.25 to 1.00       0.350%          0.375%

IV.        Greater than or equal to 2.25 to
           1.00 but less than 2.75 to 1.00       0.400%          0.425%

V.         Greater than or equal to 2.75 to
           1.00 but less than 3.25 to 1.00       0.425%          0.450%

VI.        Greater than or equal to 3.25 to
           1.00                                  0.475%          0.50%

From the Closing Date until the first Pricing Level Change Date, the
Facility Fee Percentage shall correspond to the rates per annum set forth above opposite Pricing Level V, unless the Company's Pricing Ratio, as reflected in the Compliance Certificate delivered pursuant to Section 7.2 for the fiscal year ending December 31, 1998, prior to that time dictates that Pricing Level VI should apply, in which case Pricing Level VI shall apply from the date three Business Days after such delivery until the first Pricing Level Change Date; provided, however, if the Contico Acquisition has not occurred on or before February 26, 1999, then the Facility Fee
Percentage from such date until the first Pricing Level Change Date shall be based upon the Pricing Ratio reflected in the most recent Compliance Certificate delivered pursuant to Section 7.2 or pursuant to Section 7.2 of the Existing Credit Agreement (any change therein taking effect 3 Business Days after delivery of a more recent Compliance Certificate). The Facility Fee Percentage shall be adjusted automatically on each Pricing Level Change Date to correspond with the applicable Pricing Level. If the Company fails to deliver such financial reports and certificates to the Agent for any fiscal quarter by the date required hereunder, then the Facility Fee Percentage beginning three Business Days after such date shall, until three Business Days after delivery of such financial reports and certificates, be the next higher Facility Fee Percentage as set forth in the chart above immediately below the previously effective Facility Fee Percentage; thus, if the Facility Fee Percentage with respect to Facility B had previously been 0.250%, a failure to deliver quarterly financials on a timely basis would cause the Facility Fee Percentage with respect to Facility B to be 0.300% until three Business Days after such delivery.
           "FDIC" means the Federal Deposit Insurance Corporation, and any Governmental Authority succeeding to any of its principal functions.
           "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.
           "Fee Letter" has the meaning specified in subsection 2.10(a). "Fixed Charge Coverage Ratio" means, as measured quarterly on the last day of each fiscal quarter for the four trailing quarters then ending, and determined on a consolidated basis for the Company and its Restricted Subsidiaries, the ratio of (a) the sum of EBITDAR minus capital expenditures minus cash taxes to (b) the sum of interest expense (excluding amortization of up-front financing costs) plus lease payments under
Operating Leases plus scheduled repayments of principal on account of Funded Debt plus cash dividends paid to Persons other than the Company and its
Wholly Owned Subsidiaries that are Restricted Subsidiaries.
           "FRB" means the Board of Governors of the Federal Reserve
System, and any Governmental Authority succeeding to any of its principal functions.
           "Funded Debt" means, at any time, the sum of the following, computed on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP (a) all Indebtedness for borrowed money, plus (b) Indebtedness on account of drawn but unreimbursed letters of credit, plus (c) the undrawn face amount of issued and outstanding standby letters of credit, plus (d) the principal portion of Indebtedness under Capital Leases, plus (e) Guaranty Obligations with respect to Indebtedness described in clauses (a) through (d) above; provided, however, that solely for purposes of calculating Funded Debt, Guaranty Obligations shall not include the Company's December 31, 1997 guarantee of the 8-1/8% Subordinated Industrial Development Bonds issued by Bee Gee.
           "Further Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges (including, without limitation, net income taxes and franchise taxes), and all liabilities with respect thereto, imposed by any jurisdiction on account of amounts payable or paid pursuant to Section 4.1.
           "GAAP" means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards
Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.
           "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.
           "Guarantor" means each Material Subsidiary other than the Non-Guarantor Subsidiaries.
           "Guaranty Obligation" has the meaning specified in the
definition of "Contingent Obligation."
           "Guaranty" means a Guaranty substantially in the form of Exhibit
G and each "Guaranty" as defined in the Existing Credit Agreement as reaffirmed in the Reaffirmation of Guaranty executed by each Guarantor as of the Closing Date.
           "Honor Date" has the meaning specified in subsection 3.3(b). "Indebtedness" of any Person means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations with respect to capital leases; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured
by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (h) all Guaranty
Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above. For all purposes of this Agreement, the Indebtedness of any Person shall include all recourse Indebtedness of any partnership or joint venture or limited liability company in which such Person is a general partner or a joint venturer or a member.
           "Indemnified Liabilities" has the meaning specified in
Section 11.5.
           "Indemnified Person" has the meaning specified in Section 11.5. "Independent Auditor" has the meaning specified in subsection 7.1(a).
           "Intercompany Advance" means loans made by the Company to any Restricted Subsidiaries, which loans shall (a) be maintained in book entry form and not, unless requested by the Agent, evidenced by a promissory note or other negotiable instrument, and (b) be subordinated to repayment of the Obligations as provided in the Guaranties.
           "Insolvency Proceeding" means, with respect to any Person, (a)
any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code.
           "Interest Payment Date" means, as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan and, as to any Base Rate Loan, the last Business Day of each calendar quarter, provided, however, that if any Interest Period for a Offshore Rate Loan exceeds three months, the date that falls three months after the beginning of such Interest Period and after each Interest Payment Date thereafter is also an Interest Payment Date.
           "Interest Period" means, as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate Loan, and ending on the date one, two, three or six months thereafter (and any other period that is 12 months or less and is consented to by all Banks in the given instance) as selected by the
Company in its Notice of Borrowing or Notice of Conversion/Continuation provided that:
           (a) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of an Offshore Rate Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;
           (b) any Interest Period pertaining to an Offshore Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;
           (c) no Interest Period for any Facility A Revolving Loan shall extend beyond the Facility A Maturity Date; and
           (d) no Interest Period for any Facility B Revolving Loan shall extend beyond the Facility B Maturity Date.
           "Investment" has the meaning specified in Section 8.4.
           "IRS" means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.
           "Issuance Date" has the meaning specified in subsection 3.1(a). "Issue" means, with respect to any Letter of Credit to issue or to extend the expiration of, or to renew or increase the amount of, such Letter of Credit; and the terms "Issued," "Issuing" and "Issuance", whether or not capitalized, have corresponding meanings.
           "Issuing Affiliate" shall have the meaning specified in Section
3.11.
           "Issuing Bank" means Bank of America in its capacity as issuer of one or more Letters of Credit hereunder, together with any replacement letter of credit issuer arising under subsection 10.1(b) or Section 10.9.
           "Joint Venture" means a partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.
           "L/C Advance" means each Bank's participation in any L/C
Borrowing in accordance with its Pro Rata Share.
           "L/C Amendment Application" means an application form for
amendment of outstanding standby or commercial documentary letters of credit as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall request.
           "L/C Application" means an application form for issuances of standby or commercial documentary letters of credit as shall at any time be in use at the Issuing Bank, as the Issuing Bank shall request.
           "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made nor converted into a Borrowing of Revolving Loans under subsection 3.3(c).
           "L/C Fee Percentage" means at any time, the Applicable Margin then applicable to Facility A Offshore Rate Loans.
           "L/C Obligations" means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings.
           "L/C-Related Documents" means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any of the Issuing Bank's standard form documents for letter of credit issuances.
           "L/C Subsidiary" shall have the meaning specified in
subsection 3.10(a).
           "Lending Office" means, as to any Bank, the office or offices of such Bank specified as its "Lending Office" or "Domestic Lending Office" or
           "Offshore Lending Office", as the case may be, on Schedule 11.2, or such other office or offices as such Bank may from time to time notify the
Company and the Agent.
           "Letters of Credit" means (a) any letters of credit (whether Standby Letters of Credit or Commercial Letters of Credit) Issued by the Issuing Bank pursuant to Article III, and (b) the Existing Letters of
Credit.
           "Leverage Ratio" means, as measured quarterly on the last day of each fiscal quarter for the four trailing quarters then ending, and determined on a consolidated basis for the Company and its Restricted Subsidiaries, the ratio of Funded Debt to EBITDA.
           "Lien" means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law) and any contingent or other agreement to provide any of the foregoing, but not including the interest of a lessor under an Operating Lease.
           "Loan" means an extension of credit by a Bank to the Company under Article II or Article III in the form of a Revolving Loan or L/C
Advance.
           "Loan Documents" means this Agreement, any Notes, the Fee
Letter, the Participation Fee Letters, the L/C-Related Documents, the Specified Swap Contracts, and all other documents delivered to the Agent or any Bank in connection herewith.
           "Machinery Manufacturing Group" means  lines of business
operated at the Closing Date by the following Subsidiaries and divisions and assets associated therewith: (i) the Airtronics division of American Gage & Machine, (ii) Bach-Simpson, Inc., (iii) Bach-Simpson Limited, (iv) Diehl Machines, Inc., and (v) Peters Machinery Company.
           "Maintenance Group" means lines of business operated at the
Closing Date by the following Subsidiaries or divisions and assets associated therewith: (i) Duckback Products, Inc. (ii) Glit/Gemtex Limited,
(iii) Glit/Gemtex, Inc. (iv) Glit/Microtron Canada, (v) the Glit, Microtron and Loren divisions of Hallmark Holdings, Inc., (vi) Glit DISCO, Inc., and
(vii) Wilen Products, Inc.
           "Margin Stock" means "margin stock" as such term is used in Regulation T, U or X of the FRB.
           "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company or the
Company and its Restricted Subsidiaries taken as a whole; (b) a material impairment of the ability of the Company to perform under any Loan Document and to avoid any Event of Default or of the ability of the Company and its Restricted Subsidiaries taken as a whole to perform under the Loan Documents and to avoid any Event of Default; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company or any Restricted Subsidiary of any Loan Document.
           "Material Subsidiary" means each Restricted Subsidiary other than any Restricted Subsidiary that does not have material operations and in any event for the most recent four fiscal quarters has generated revenue from operations of less than $100,000, and that has a net worth, determined in accordance with GAAP on a consolidated basis for such Subsidiary and its Subsidiaries, of less than $100,000; provided, however, that if all
Restricted Subsidiaries that are not Material Subsidiaries at any time have such a net worth on an aggregate basis in excess of $1,000,000 (subject to such exclusion of subordinated Indebtedness), all Restricted Subsidiaries shall constitute Material Subsidiaries.
"Montgomery" means NationsBanc Montgomery Securities LLC, a
Delaware limited liability company.
           "Multiemployer Plan" means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.
           "Net Worth" means, as of any date of determination as determined on a consolidated basis for the Company and its Restricted Subsidiaries in accordance with GAAP, total stockholders' equity plus the book value of the Preferred Units, in each case as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to
Section 7.1.
           "Non-Guarantor Subsidiary" means a Restricted Subsidiary that is not organized in the United States unless the Company has entered into pledge documentation reasonably satisfactory to the Agent and the Required Banks and taken other action reasonably requested by the Agent to establish and perfect in favor of the Agent and the Banks a first priority perfected security interest in and pledge of 66% of the shares of capital stock of such Restricted Subsidiary.
           "Note" means a promissory note executed by the Company in favor of a Bank pursuant to subsection 2.2(b), in substantially the form of
Exhibit F.
           "Notice of Borrowing" means a notice in substantially the form of Exhibit A.
           "Notice of Conversion/Continuation" means a notice in
substantially the form of Exhibit B.
           "Obligations" means all advances, debts, liabilities,
obligations, covenants and duties arising under any Loan Document owing by the Company to any Bank, the Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising.
           "Offshore Rate" means, for any Interest Period, with respect to Offshore Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward to the next 1/16th of 1%) determined by the Agent as follows:
                                           LIBOR
          Offshore Rate   =    ------------------------------------
                               1.00 - Eurodollar Reserve Percentage
 Where
                           "Eurodollar Reserve Percentage" means for any day for any Interest Period the maximum reserve percentage
           (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to any
           Bank) under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"); and

                           "LIBOR" means the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the relevant Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "LIBOR" shall mean, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters
           Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the relevant
           Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

           "Offshore Rate Loan" means a Loan that bears interest based on the Offshore Rate.
           "Operating Lease" means, as applied to any Person, a lease of property which is not a Capital Lease.
           "Organization Documents" means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation and for any partnership, its partnership agreement and certificate of partnership.
           "Other Taxes" means any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.
           "Participant" has the meaning specified in subsection 11.8(d). "Participation Fee Letters" has the meaning specified in subsection 2.10(a).
           "PBGC" means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.
           "Pension Plan" means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which the Company sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.
           "Permitted Acquisition" means an Acquisition complying with subsection 8.4(f).
           "Permitted Liens" has the meaning specified in Section 8.1. "Permitted Stock Repurchase" is defined in subsection 8.11(c). "Permitted Swap Obligations" means all obligations (contingent or otherwise) of the Company or any Restricted Subsidiary existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a "market view;" (b) such Swap Contracts do not contain any provision ("walk-away" provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.
           "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.
           "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.
           "Preferential Payment" shall have the meaning specified in subsection 3.10(c).
           "Preferred Units" means the preferred units in the Acquired Company to be issued to Contico as described in the Purchase Agreement.
           "Pricing Ratio" means, as measured quarterly on the last day of each fiscal quarter for the four trailing quarters then ending, and determined on a consolidated basis for the Company and its Restricted Subsidiaries, the ratio of (a) Funded Debt minus the undrawn face amount of issued and outstanding standby letters of credit, to (b) EBITDA.
           "Pro Rata Share" means, as to any Bank at any time, the percentage equivalent (expressed as a decimal, rounded to the ninth decimal place) at such time of such Bank's Commitment divided by the aggregate Commitments.
           "Purchase Agreement" means the Unit Purchase Agreement as intended to be entered into by and among the Company and Contico pursuant to the letter of intent dated September 8, 1998.
           "Replacement Bank" has the meaning specified in Section 4.7. "Reportable Event" means, any of the events set forth in
Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.
           "Required Banks" means at any time Banks then holding at least 66-2/3% of the then aggregate unpaid principal amount of the Loans, or, if no such principal amount is then outstanding, Banks then having at least 66-2/3% of the Commitments.
           "Requirement of Law" means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.
           "Responsible Officer" means the chief executive officer or the president of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.
           "Restricted Subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.
           "Revolving Loan" means any of the Facility A Revolving Loans or the Facility B Revolving Loans, which may be a Base Rate Loan or an Offshore Rate Loan (each, a "Type" of Revolving Loan), and any reference to Revolving Loans also applies to both the Facility A Revolving Loans and the Facility B Revolving Loans.
           "SEC" means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
           "SESCO" means Savannah Energy Systems Company, a Georgia limited partnership.
           "SESCO Service Agreement" means the Service Agreement dated as of December 1, 1994, by and between Resource Recovery Development Authority for the City of Savannah and SESCO.
           "Specified Swap Contract" means any Swap Contract made or entered into at any time, or in effect at any time (whether heretofore or hereafter), whether directly or indirectly, and whether as a result of assignment or transfer or otherwise, between the Company or any Restricted Subsidiary of the Company and any Swap Provider which Swap Contract is or was intended by the Company to have been entered into, in part or entirely, for purposes of mitigating interest rate or currency exchange risk relating to any Loan (which intent shall conclusively be deemed to exist if the Company so represents to the Swap Provider in writing), and as to which the final scheduled payment by the Company or its Subsidiary is not later than the Facility B Revolving Termination Date.
           "Standby Letter of Credit" means a Letter of Credit other than a Commercial Letter of Credit.
           "Standby L/C Commitment" means the commitment of the Issuing
Bank to Issue, and the commitment of the Banks severally to participate in, Standby Letters of Credit from time to time Issued or outstanding under
Article III, in an aggregate amount not to exceed on any date the amount of $10,000,000, as the same shall be reduced as a result of a reduction in the Standby L/C Commitment pursuant to Section 2.6; provided that the Standby L/C Commitment is a part of the combined Facility A Commitments, rather than a separate, independent commitment.
           "Subsidiary" of a Person means any corporation , association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership or other equity interests with voting power (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof.
 Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.
           "Surety Instruments" means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.
           "Swap Contract" means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.
            "Swap Provider" means any Bank, or any Affiliate of any Bank, that is at the time of determination party to a Swap Contract with the Company or any Restricted Subsidiary.
           "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Bank).
           "Taxes" means any and all present or future taxes, levies, assessments, imposts, duties, deductions, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, respectively, taxes imposed on or measured by its net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Bank or the Agent, as the case may be, is organized or maintains a lending office.
           "Type" has the meaning specified in the definition of "Revolving
Loan."
           "Unfunded Pension Liability" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
           "United States" and "U.S." each means the United States of America.
           "Unrestricted Subsidiary" means any Subsidiary designated by the Company, upon the prior written consent of the Required Banks, as an Unrestricted Subsidiary.
           "Wholly Owned Subsidiary" means any Subsidiary in which (other than directors' qualifying shares required by law) 100% of the equity interests of each class having ordinary voting power, and 100% of the equity interests of every other class, in each case, at the time as of which any determination is being made, is owned, beneficially and of record, by the Company, or by one of the other Wholly Owned Subsidiaries, or both. Notwithstanding the foregoing, the ownership by Contico or any other Person of the Preferred Units shall not cause the Acquired Company to not constitute a Wholly Owned Subsidiary of the Company after the Acquisition.
           "Woods Industries" means Woods Industries, Inc., a Subsidiary of the Company.
           "Year 2000 Compliant" shall have the meaning specified in
Section 6.20.
           "Year 2000 Problem" shall have the meaning specified in Section
6.20.
   1.2     Other Interpretive Provisions.
           (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
           (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
           (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.
              (ii) The term "including" is not limiting and means
"including without limitation."
             (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."
           (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.
           (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
           (f) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms. Unless otherwise expressly provided, any reference to any action of the Agent or the Banks by way of consent, approval or waiver shall be deemed modified by the phrase "in its/their sole discretion."
           (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Banks or the Agent merely because of the Agent's or Banks' involvement in their preparation.
   1.3     Accounting Principles.
           (a) Except as otherwise expressly provided in this Agreement, all accounting terms used in this Agreement shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Agent and the Banks under this Agreement shall (unless otherwise disclosed to the Agent in writing at the time of delivery) be prepared, in accordance with GAAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Agent and the Banks under this Agreement. All calculations made for purposes of determining compliance with this Agreement shall (except as otherwise expressly provided for in this Agreement) be made by application of GAAP applied on a basis consistent with those used in the preparation of the latest annual or quarterly financial statements furnished to the Agent and the Banks pursuant to Section 7.1 unless (i) the Company shall have objected to determining such compliance on such basis at the time of delivery of such financial statements or (ii) the Agent on behalf of the Required Banks shall so object in writing within 30 days after delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made.
           (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.


                                 ARTICLE II.
                                 THE CREDITS
   2.1     Amounts and Terms of Commitments.
           (a) The Facility A Revolving Credit. Each Bank severally agrees, on the terms and conditions set forth herein, to make loans to the Company (each such loan, a "Facility A Revolving Loan") from time to time on any Business Day during the period from the Closing Date to the Facility A Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Bank's name on Schedule 2.1 (such amount as the same may be reduced under Section 2.5 or as a result of one or more assignments under Section 11.8, the Bank's "Facility A Commitment"); provided, however, that, after giving effect to any Borrowing of Facility A Revolving Loans, (i) the Effective Amount of all outstanding Facility A Revolving Loans and the Effective Amount of all L/C Obligations shall not at any time exceed the combined Facility A Commitments, and (ii) the Effective Amount of the Facility A Revolving Loans of any Bank plus the participation of such Bank in the Effective Amount of all L/C Obligations shall not at any time exceed such Bank's Facility A Commitment. Within the limits of each Bank's Facility A Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this subsection 2.1(a), prepay under Section 2.6 and reborrow under this subsection 2.1(a).
           (b) The Facility B Revolving Credit. Each Bank severally agrees, on the terms and conditions set forth herein, to make loans to the Company (each such loan, a "Facility B Revolving Loan") from time to time on any Business Day during the period from the Closing Date to the Facility B Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding the amount set forth opposite such Bank's name on Schedule 2.1 (such amount as the same may be reduced by the last sentence of this subsection, by Section 2.5, or as a result of one or more assignments under
Section 11.8, the Bank's "Facility B Commitment"); provided, however, that, after giving effect to any Borrowing of Facility B Revolving Loans, (i) the Effective Amount of all outstanding Facility B Revolving Loans shall not at any time exceed the combined Facility B Commitments, and (ii) the Effective Amount of the Facility B Revolving Loans of any Bank shall not at any time exceed such Bank's Facility B Commitment. Within the limits of each Bank's Facility B Commitment, and subject to the other terms and conditions hereof, the Company may borrow under this subsection 2.1(b), prepay under
Section 2.6 and reborrow under this subsection 2.1(b). Notwithstanding anything contained in this subsection 2.1(b), (a) the Effective Amount of Facility B Revolving Loans shall not exceed $30,000,000.00 unless and until all conditions precedent in Section 5.2 are satisfied, and (b) if the Contico Acquisition does not occur on or before February 26, 1999, as of February 26, 1999 the Facility B Revolving Credit shall be permanently reduced to $30,000,000.00.
   2.2     Loan Accounts.
           (a) The Loans made by each Bank and the Letters of Credit
Issued by the Issuing Bank shall be evidenced by one or more accounts or records maintained by such Bank or Issuing Bank, as the case may be, in the ordinary course of business. The accounts or records maintained by the Agent, the Issuing Bank and each Bank shall be conclusive absent manifest error of the amount of the Loans made by the Banks to the Company and the Letters of Credit Issued for the account of the Company, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans or any Letter of Credit.
           (b) Upon the request of any Bank made through the Agent, the Loans made by such Bank may be evidenced by one or more Notes, instead of or in addition to loan accounts. Each such Bank shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Each such Bank is irrevocably authorized by the Company to endorse its Note(s) and each Bank's record shall be conclusive absent manifest error; provided, however, that the failure of a Bank to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any such Note to such Bank.
   2.3     Procedure for Borrowing.
           (a) Each Borrowing of Revolving Loans shall be made upon the Company's irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by the Agent prior to 9:00 a.m. (San Francisco time) (i) three Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans, and (ii) on the requested Borrowing Date, in the case of Base Rate Loans, specifying:
                (A) the amount of the Borrowing, which shall be in an aggregate minimum amount of $2,000,000 or any multiple of $1,000,000 in excess thereof;
                (B) the requested Borrowing Date, which shall be a Business Day;
                (C) the Type of Loans comprising the Borrowing; and
                (D) the duration of the Interest Period applicable to such Loans included in such notice. If the Notice of Borrowing fails to specify the duration of the Interest Period for any Borrowing comprised of Offshore Rate Loans, such Interest Period shall be one month;
           (b) The Agent will promptly notify each Bank of its receipt of any Notice of Borrowing and of the amount of such Bank's Pro Rata Share of that Borrowing.
           (c) Each Bank will make the amount of its Pro Rata Share of each Borrowing available to the Agent for the account of the Company at the Agent's Payment Office by 11:00 a.m. (San Francisco time) on the Borrowing Date requested by the Company in funds immediately available to the Agent.
The proceeds of all such Loans will then be made available to the Company by the Agent at such office by crediting the account of the Company on the books of Bank of America with the aggregate of the amounts made available to the Agent by the Banks and in like funds as received by the Agent or, if requested by the Company, by wire transfer of such fund in accordance with written instructions provided to the Agent by the Company, less the Agent's customary fees for such wire transfer; provided, however, that (i) the initial Facility A Loans and Facility B Loans shall be applied directly by the Agent to the repayment of the "Facility A Loans" and "Facility B Loans" under the Existing Credit Agreement to the extent thereof, and (ii) the proceeds of the Revolving Loans used to finance the Contico Acquisition will be made available pursuant to such escrow or other arrangements as may be mutually satisfactory to the Agent and the Company.
           (d) After giving effect to any Borrowing, unless the Agent shall otherwise consent, there may not be more than ten (10) different Interest Periods in effect.
   2.4     Conversion and Continuation Elections.
           (a) The Company may, upon irrevocable written notice to the Agent in accordance with subsection 2.4(b):
                (i) elect, as of any Business Day, in the case of Base
Rate Loans, or as of the last day of the applicable Interest Period, in the case of any other Offshore Rate Loans, to convert any such Loans (or any part thereof in an amount not less than $2,000,000, or that is in an integral multiple of $1,000,000 in excess thereof) into Loans of any other Type; or
                (ii) elect as of the last day of the applicable Interest Period, to continue any Revolving Loans having Interest Periods expiring on such day (or any part thereof in an amount not less than $2,000,000, or that is in an integral multiple of $1,000,000 in excess thereof);
provided, that if at any time the aggregate amount of Offshore Rate Loans in respect of any Borrowing is reduced, by payment, prepayment, or conversion of part thereof to be less than $2,000,000, such Offshore Rate Loans shall automatically convert into Base Rate Loans, and on and after such date the right of the Company to continue such Loans as, and convert such Loans into, Offshore Rate Loans shall terminate.
           (b) The Company shall deliver a Notice of Conversion/Continuation to be received by the Agent not later than 9:00 a.m. (San Francisco time) at least (i) three Business Days in advance of the Conversion/ Continuation Date, if the Loans are to be converted into or continued as Offshore Rate Loans; and (ii) on the Conversion/Continuation Date, if the Loans are to be converted into Base Rate Loans, specifying:
                (A)  the proposed Conversion/Continuation Date;
                (B) the aggregate amount of Loans to be converted or continued;
                (C) the Type of Loans resulting from the proposed conversion or continuation; and
                (D) other than in the case of conversions into Base Rate Loans, the duration of the requested Interest Period.
           (c) If upon the expiration of any Interest Period applicable to Offshore Rate Loans, the Company has failed to select timely a new
Interest Period to be applicable to such Offshore Rate Loans, or if any Default or Event of Default then exists, the Company shall be deemed to have elected to convert such Offshore Rate Loans into Base Rate Loans effective as of the expiration date of such Interest Period.
           (d) The Agent will promptly notify each Bank of its receipt of a Notice of Conversion/Continuation or, if no timely notice is provided by the Company, the Agent will promptly notify each Bank of the details of any automatic conversion. All conversions and continuations shall be made ratably according to the respective outstanding principal amounts of the Loans with respect to which the notice was given held by each Bank.
           (e) Unless the Required Banks otherwise consent, during the existence of a Default or Event of Default, the Company may not elect to have a Loan converted into or continued as an Offshore Rate Loan.
           (f) After giving effect to any conversion or continuation of Loans, unless the Agent shall otherwise consent, there may not be more than ten (10) different Interest Periods in effect.
  2.5      Voluntary Termination or Reduction of Commitments.
           The Company may, upon not less than five Business Days' prior notice to the Agent, terminate the Facility A Commitments or the Facility B Commitments, or permanently reduce the Facility A Commitments or Facility B Commitments by an aggregate minimum amount of $5,000,000 or any multiple of $1,000,000 in excess thereof; unless, after giving effect thereto and to any prepayments of Loans made on the effective date thereof, (a) the Effective Amount of all Facility A Revolving Loans and L/C Obligations together would exceed the amount of the Facility A Commitments then in effect, (b) the Effective Amount of all Commercial L/C Obligations then outstanding would exceed the Commercial L/C Commitment, (c) the Effective Amount of all
Standby L/C Obligations would exceed the Standby L/C Commitment, or (d) the Effective Amount of all Facility B Revolving Loans then outstanding would exceed the Facility B Commitment. Once reduced in accordance with this Section, neither the Facility A Commitments, Facility B Commitments, Commercial L/C Commitments, nor the Standby L/C Commitments may be increased. Any reduction of the Commitments shall be applied to each Bank according to its respective Pro Rata Share. Any reduction in the Facility A Commitments will correspondingly reduce the Commercial L/C Commitment, and any reduction in the Facility A Commitments below $10,000,000 will correspondingly reduce the Standby L/C Commitment. All accrued Facility
Fees to, but not including, the effective date of any reduction or termination of Commitments, shall be paid on the effective date of such reduction or termination.
  2.6      Optional Prepayments.
Subject to Section 4.4, the Company may, at any time or from time to time, upon not less than (i) one Business Day's irrevocable notice to the Agent, in the case of Base Rate Loans, or (ii) three Business Days' irrevocable notice to the Agent, in the case of Offshore Rate Loans, ratably prepay Loans in whole or in part, in minimum amounts of $2,000,000 or any multiple of $1,000,000 in excess thereof. Such notice of prepayment shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid. The Agent will promptly notify each Bank of its receipt of any such notice, and of such Bank's Pro Rata Share of such prepayment. If such notice is given by the Company, the Company shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest of Offshore Rate
Loans to each such date on the amount of Offshore Rate Loans prepaid and any amounts required pursuant to Section 4.4.
  2.7      Mandatory Prepayments of Loans; Mandatory Commitment Reductions.
If on any date the Effective Amount of Commercial L/C
Obligations exceeds the Commercial L/C Commitment, the Company shall Cash Collateralize on such date the outstanding Commercial Letters of Credit in an amount equal to such excess. If on any date the Effective Amount of Standby L/C Obligations exceeds the Standby L/C Commitment, the Company shall Cash Collateralize on such date the outstanding Standby Letters of Credit in an amount equal to such excess. Subject to Section 4.4, if on any date after giving effect to any Cash Collateralization made on such date pursuant to the two preceding sentences, the Effective Amount of all Facility A Revolving Loans then outstanding plus the Effective Amount of all L/C Obligations exceeds the combined Facility A Commitments, the Company shall immediately, and without notice or demand, prepay the outstanding principal amount of the Facility A Revolving Loans and L/C Advances by an amount equal to such excess. If on any date the Effective Amount of all Facility B Revolving Loans then outstanding exceeds the combined Facility B Commitments, the Company shall immediately, and without notice or demand, prepay the outstanding principal amount of the Facility B Revolving Loans by an amount equal to such excess. If on any date the Effective Amount of all Loans and all L/C Obligations exceeds the combined Commitments, the Company shall immediately, and without notice or demand, prepay the outstanding principal amount of the Loans by an amount equal to such excess.
  2.8      Repayment.
The Company shall repay to the Banks on the Facility A Revolving
Termination Date the aggregate principal amount of Facility A Revolving
Loans outstanding on such date. The Company shall repay to the Banks on the Facility B Revolving Termination Date the aggregate principal amount of Facility B Revolving Loans outstanding on such date.
  2.9      Interest.
           (a) Each Revolving Loan shall bear interest on the outstanding principal amount thereof from the applicable Borrowing Date at a rate per annum equal to the Offshore Rate or the Base Rate, as the case may be (and subject to the Company's right to convert to other Types of Loans under
Section 2.4), plus the Applicable Margin.
           (b) Interest on each Revolving Loan shall be paid in arrears on each Interest Payment Date. Interest on Offshore Rate Loans shall also be paid on the date of any prepayment of Offshore Rate Loans under
Section 2.6 or 2.7 for the portion of the Loans so prepaid and upon payment (including prepayment) in full thereof and, during the existence of any Event of Default, interest shall be paid on demand of the Agent at the request or with the consent of the Required Banks.
           (c) Notwithstanding subsection (a) of this Section, while any Event of Default exists or after acceleration, the Company shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the principal amount of all outstanding Obligations, at a rate per annum which is determined by adding 2% per annum to the Applicable Margin then in effect for such Loans and, in the case of Obligations not subject to an Applicable Margin, at a rate per annum equal to the Base Rate plus 2%; provided, however, that, on and after the expiration of any Interest Period applicable to any Offshore Rate Loan outstanding on the date of occurrence of such Event of Default or acceleration, the principal amount of such Loan shall, during the continuation of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin then in effect for Base Rate Loans plus 2%.
           (d) Anything herein to the contrary notwithstanding, the obligations of the Company to any Bank hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by such Bank would be contrary to the provisions of any law applicable to such Bank limiting the highest rate of interest that may be lawfully contracted for, charged or received by such Bank, and in such event the Company shall pay such Bank interest at the highest rate permitted by applicable law.
  2.10     Fees.
           In addition to certain fees described in Section 3.8:
           (a) Certain Fees. The Company shall pay such fees to Montgomery and Bank of America for Montgomery's and Bank of America's own account, and shall pay such fees to the Agent for the Agent's own account, as required by the letter agreement ("Fee Letter") among the Company, Montgomery and the Agent, dated October 14, 1998. In addition, the Company shall pay to the Agent on the Closing Date for the account of each Bank a one-time fee in the amounts specified in letter agreements, dated as of the date hereof, between the Company and each Bank (the "Participation Fee Letters").
           (b) Facility Fees. The Company shall pay to the Agent for the account of each Bank a facility fee ("Facility Fee") for each day from the Closing Date to the termination of the Commitments in an amount equal to the product of (i) such Bank's Commitments in effect on such date multiplied by
(ii) 1/360th of the Facility Fee Percentage in effect on such day. Such Facility Fee shall be due and payable quarterly in arrears on December 31, 1998 and thereafter on the last Business Day of each calendar quarter through the Facility B Revolving Termination Date, with the final payment to be made on the Facility B Revolving Termination Date; provided that, in connection with any reduction or termination of Commitments under
Section 2.5 or Section 2.7, the accrued Facility Fee for the period ending on such date shall also be paid on the date of such reduction or termination, with the following quarterly payment being calculated on the basis of the period from such reduction or termination date to such quarterly payment date. The Facility Fees provided in this subsection shall accrue at all times after the above-mentioned commencement date, including at any time during which one or more conditions in Article V are not met.
  2.11     Computation of Fees and Interest.
           (a) All computations of interest for Base Rate Loans when the Base Rate is determined by Bank of America's "reference rate" or any successor rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year). Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.
           (b) Each determination of an interest rate by the Agent shall be conclusive and binding on the Company and the Banks in the absence of manifest error.
  2.12     Payments by the Company.
           (a) All payments to be made by the Company shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Company shall be made to the Agent for the account of the Banks at the Agent's Payment Office, and shall be made in dollars and in immediately available funds, no later than 11:00 a.m. (San Francisco time) on the date specified herein. The Agent will promptly distribute to each Bank its Pro Rata Share (or other applicable share as expressly provided herein) of such payment in like funds as received. Any payment received by the Agent later than 11:00 a.m. (San Francisco time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue.
           (b) Subject to the provisions set forth in the definition of "Interest Period" herein, whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.
           (c) Unless the Agent receives notice from the Company prior to the date on which any payment is due to the Banks that the Company will not make such payment in full as and when required, the Agent may assume that the Company has made such payment in full to the Agent on such date in immediately available funds and the Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent the Company has not made such payment in full to the Agent, each Bank shall repay to the Agent on demand such amount distributed to such Bank, together with interest thereon at the Federal Funds Rate for each day from the date such amount is distributed to such Bank until the date repaid.
  2.13     Payments by the Banks to the Agent.
           (a) Unless the Agent receives notice from a Bank on or prior to the Closing Date or, with respect to any Borrowing after the Closing
Date, at least one Business Day prior to the date of such Borrowing, that such Bank will not make available as and when required hereunder to the Agent for the account of the Company the amount of that Bank's Pro Rata
Share of the Borrowing, the Agent may assume that each Bank has made such amount available to the Agent in immediately available funds on the Borrowing Date and the Agent may (but shall not be so required), in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent any Bank shall not have made its full amount available to the Agent in immediately available funds and the Agent in such circumstances has made available to the Company such amount, that Bank shall on the Business Day following such Borrowing Date make such amount available to the Agent, together with interest at the Federal Funds Rate for each day during such period. A notice of the Agent submitted to any Bank with respect to amounts owing under this subsection (a) shall be conclusive, absent manifest error. If such amount is so made available, such payment to the Agent shall constitute such Bank's Loan on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to the Agent on the Business Day following the Borrowing Date, the Agent will notify the Company of such failure to fund and, upon demand by the Agent, the Company shall pay such amount to the Agent for the Agent's account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing.
           (b) The failure of any Bank to make any Loan on any Borrowing
Date shall not relieve any other Bank of any obligation hereunder to make a Loan on such Borrowing Date, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on any Borrowing Date.
  2.14     Sharing of Payments, Etc.
If, other than as expressly provided elsewhere herein, any Bank shall obtain on account of the Loans made by it any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its ratable share (or other share contemplated hereunder), such Bank shall immediately (a) notify the Agent of such fact, and (b) purchase from the other Banks such participations in the Loans made by them as shall be necessary to cause such purchasing Bank to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Bank, such purchase shall to that extent be rescinded and each other Bank shall repay to the purchasing Bank the purchase price paid therefor, together with an amount equal to such paying Bank's ratable share (according to the proportion of (i) the amount of such paying Bank's required repayment to (ii) the total amount so recovered from the purchasing
Bank) of any interest or other amount paid or payable by the purchasing Bank in respect of the total amount so recovered. The Company agrees that any Bank so purchasing a participation from another Bank may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 11.10) with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation. The Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section and will in each case notify the Banks following any such purchases or repayments.
  2.15     Quarterly Adjustments.
If the Company shall have failed to deliver the financial reports pursuant to Section 7.1 and the certificates pursuant to Section 7.2 on a timely basis and if, when delivered with respect to any fiscal quarter, such financial reports and certificates indicate that the Applicable Margin or the Facility Fee Percentage for any period after such failure should have been higher than the Applicable Margin or the Facility Fee Percentage assumed after such period pursuant to the definitions of such terms by virtue of such failure, and the interest or fee that would have been collected hereunder based upon the actual Applicable Margin or the Facility Fee Percentage had such failure not occurred exceeds the interest or fee actually collected hereunder, then the Company shall pay an amount equal to such excess on the next Interest Payment Date.
  2.16     Extension of Facility A Revolving Termination Date.
At least 45 and no earlier than 90 days before the Facility A
Revolving Termination Date then in effect, the Company may request, through the Agent, that each Bank extend the Facility A Revolving Termination Date, effective upon the day following the Facility A Revolving Termination Date then in effect, to a date that is 364 days following the Facility A Revolving Termination Date then in effect. Each Bank that elects to extend the Facility A Revolving Termination Date will so indicate by notifying the Agent and the Company in writing during the period between 45 and 30 days before the Facility A Revolving Termination Date then in effect. If less than all of the Banks elect to extend the Termination Date during the aforesaid period, the Company may (but shall not be obligated to) invoke the provisions of
Section 4.7 to substitute, effective following the Facility A Revolving Termination Date then in effect, for the Commitments and Loans of any Bank that has not elected to extend the Facility A Revolving Termination Date. Unless a Default or Event of Default exists, the Facility A Revolving Termination Date will be extended as aforesaid if, on or before the Facility A Revolving Termination Date then in effect, after taking into account any substitution in accordance with Section 4.7, Banks with aggregate Commitments equal to 66-2/3% of the aggregate Facility A Commitments have agreed to the extension of the Facility A Revolving Termination Date as aforesaid. If the Facility A Revolving Termination Date shall be so extended, any Bank not electing to extend shall cease to be a party to this Agreement effective upon its replacement under Section 4.7, and, if such Bank's Loans have been assigned to a Replacement Bank in accordance with Section 4.7, such Bank shall have no continuing rights or obligations hereunder except under those sections that are expressly to survive termination of the Commitments and repayment of the Loans. If such Bank's Loans have not been so assigned, such Loans, together with interest thereon and Facility Fees owing to such Bank on account of its Facility A Commitment, shall be due and payable in full on the previously effective Facility A Revolving Termination Date with no further action by any party hereto. Notwithstanding anything in this Section 2.16, the Facility A Revolving Termination Date shall not be extended more than two
(2) times.


                                ARTICLE III.
                            THE LETTERS OF CREDIT

  3.1      The Letter of Credit Subfacilities.
           (a) On the terms and conditions set forth herein (i) the Issuing Bank agrees, (A) from time to time on any Business Day during the period from the Closing Date to the Facility A Revolving Termination Date to issue Letters of Credit for the account of the Company, and to amend or renew Letters of Credit previously issued by it, in accordance with subsections 3.2(c) and 3.2(d), and (B) to honor drafts under the Letters of Credit; and (ii) the Banks severally agree to participate in Letters of Credit Issued for the account of the Company; provided, that the Issuing Bank shall not be obligated to Issue, and no Bank shall be obligated to participate in, any Letter of Credit if as of the date of Issuance of such Letter of Credit (the "Issuance Date") (1) the Effective Amount of all L/C Obligations plus the Effective Amount of all Facility A Revolving Loans exceeds the combined Facility A Commitments, (2) the participation of any Bank in the Effective Amount of all L/C Obligations plus the Effective Amount of the Facility A Revolving Loans of such Bank exceeds such Bank's Facility A Commitment, (3) the Effective Amount of Commercial Letters of Credit exceeds the Commercial L/C Commitment, or (4) the Effective Amount of Standby Letters of Credit exceeds the Standby L/C Commitment. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company's ability to obtain Letters of Credit shall be fully revolving, and, accordingly, the Company may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit which have expired or which have been drawn upon and reimbursed.
           (b) The Issuing Bank is under no obligation to Issue any Letter of Credit if:
                (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from Issuing such Letter of Credit, or any Requirement of Law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;
                (ii) the Issuing Bank has received written notice from any Bank, the Agent or the Company, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit, that one or more of the applicable conditions contained in Article V is not then satisfied;
                (iii) the expiration date of any requested Letter of Credit is (A) (i) more than six months after the date of Issuance, in the case of Commercial Letters of Credit, or (ii) more than one year after the date of Issuance, in the case of Standby Letters of Credit, unless the Required Banks have approved such expiration date in writing, or (B) after the Facility B Revolving Termination Date, unless all of the Banks have approved such expiration date in writing;
                (iv) the expiration date of any requested Standby Letter of Credit is prior to the maturity date of any financial obligation to be supported by the requested Standby Letter of Credit;
                (v) any requested Letter of Credit does not provide for drafts, or is not otherwise in form and substance acceptable to the Issuing Bank, or the Issuance of a Letter of Credit shall violate any applicable policies of the Issuing Bank;
                (vi) any Standby Letter of Credit is for the purpose of supporting the issuance of any letter of credit by any other Person; or
(vii) such Letter of Credit is in a face amount less than $50,000 if a Standby Letter of Credit or is denominated in a currency other than Dollars;
  3.2      Issuance, Amendment and Renewal of Letters of Credit.
           (a) Each Standby Letter of Credit shall be issued upon the written request of the Company received by the Issuing Bank (with a copy sent by the Company to the Agent) at least four days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of issuance. Each such request for issuance of a Standby Letter of Credit shall be by facsimile, confirmed immediately in an original writing, in the form of an L/C Application, and shall specify in form and detail reasonably satisfactory to the Issuing
Bank: (i) the proposed date of issuance of the Standby Letter of Credit (which shall be a Business Day); (ii) the face amount of the Standby Letter of Credit; (iii) the expiration date of the Standby Letter of Credit; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by the beneficiary of the Standby Letter of Credit in case of any drawing thereunder; (vi) the full text of any certificate to be presented by the beneficiary in case of any drawing thereunder; and (vii) such other matters as the Issuing Bank may reasonably require.
           (b) Each Commercial Letter of Credit shall be issued in accordance with the Issuing Bank's usual and customary business and documentation practices, as mutually agreed by the Company and the Issuing Bank.
           (c) At least two Business Days prior to the Issuance of any Standby Letter of Credit, the Issuing Bank will confirm with the Agent (by telephone or in writing) that the Agent has received a copy of the L/C Application or L/C Amendment Application from the Company and, if not, the Issuing Bank will provide the Agent with a copy thereof. Unless the Issuing Bank has received notice on or before the Business Day immediately preceding the date the Issuing Bank is to issue a requested Standby Letter of Credit from the Agent (A) directing the Issuing Bank not to issue such Standby Letter of Credit because such issuance is not then permitted under subsection 3.1(a) as a result of the limitations set forth in clauses (1) through (3) thereof or subsection 3.1(b)(ii); or (B) that one or more conditions specified in Article V are not then satisfied; then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Standby Letter of Credit for the account of the Company in accordance with the Issuing Bank's usual and customary business practices.
           (d) From time to time while a Standby Letter of Credit is outstanding and prior to the Facility A Revolving Termination Date, the Issuing Bank will, upon the written request of the Company received by the Issuing Bank (with a copy sent by the Company to the Agent) at least five days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of amendment, amend any Standby Letter of Credit issued by it. Each such request for amendment of a Standby Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, made in the form of an L/C Amendment Application and shall specify in form and detail satisfactory to the Issuing Bank: (i) the Standby Letter of Credit to be amended; (ii) the proposed date of amendment of the Standby Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the Issuing Bank may reasonably require. The Issuing Bank shall be under no obligation to amend any Standby Letter of Credit if: (A) the Issuing Bank would have no obligation at such time to issue such Standby Letter of Credit in its amended form under the terms of this Agreement; or
(B) the beneficiary of any such Standby Letter of Credit does not accept the proposed amendment to the Standby Letter of Credit. The Agent will promptly notify the Banks of the receipt by it of any L/C Application or L/C Amendment Application.
           (e) The Issuing Bank and the Banks agree that, while a Standby Letter of Credit is outstanding and prior to the Facility A Revolving Termination Date, at the option of the Company and upon the written request of the Company received by the Issuing Bank (with a copy sent by the Company to the Agent) at least five days (or such shorter time as the Issuing Bank may agree in a particular instance in its sole discretion) prior to the proposed date of notification of renewal, the Issuing Bank shall be entitled to take or omit to take such action as would allow the renewal of any Standby Letter of Credit issued by it. Each such request for renewal of a Standby Letter of Credit shall be made by facsimile, confirmed immediately in an original writing, in the form of an L/C Amendment Application, and shall specify in form and detail satisfactory to the Issuing Bank: (i) the Standby Letter of Credit to be renewed; (ii) the proposed date of notification of renewal of the Standby Letter of Credit (which shall be a Business Day); (iii) the revised expiration date of the Standby Letter of Credit; and (iv) such other matters as the Issuing Bank may reasonably require. The Issuing Bank shall be under no obligation so to renew any Standby Letter of Credit if: (A) the Issuing Bank would have no obligation at such time to issue or amend such Standby Letter of Credit in its renewed form under the terms of this Agreement; or (B) the beneficiary of any such Standby Letter of Credit does not accept the proposed renewal of the Standby Letter of Credit. If any outstanding Standby Letter of Credit shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from the Issuing Bank that such Standby Letter of Credit shall not be renewed, and if at the time of renewal the Issuing Bank would be entitled to authorize the automatic renewal of such Standby Letter of Credit in accordance with this subsection 3.2(e) upon the request of the Company but the Issuing Bank shall not have received any L/C Amendment Application from the Company with respect to such renewal or other written direction by the Company with respect thereto, the Issuing Bank shall nonetheless be permitted to allow such Standby Letter of Credit to renew, and the Company and the Banks hereby authorize such renewal, and, accordingly, the Issuing Bank shall be deemed to have received an L/C Amendment Application from the Company requesting such renewal.
           (f) The Issuing Bank may, at its election (or as required by the Agent at the direction of the Required Banks), deliver any notices of termination or other communications to any Letter of Credit beneficiary or transferee, and take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiration date of such Letter of Credit to be a date not later than the Facility B Revolving Termination Date.
           (g) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit).
           (h) The Issuing Bank will also deliver to the Agent, concurrently or promptly following its delivery of a Letter of Credit, or amendment to or renewal of a Letter of Credit, to an advising bank or a beneficiary, a true and complete copy of each such Letter of Credit or amendment to or renewal of a Letter of Credit.
  3.3      Risk Participations, Drawings and Reimbursements.
           (a) Immediately upon the Issuance of each Letter of Credit in addition to those described in subsection 3.3(a), each Bank shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Pro Rata Share of such Bank, times (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. For purposes of subsection 2.1(a), each Issuance of a Letter of Credit shall be deemed to utilize the Standby L/C Commitment or Commercial L/C Commitment, as applicable, of each Bank by an amount equal to the amount of such participation.
           (b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, the Issuing Bank will promptly notify the Company. In the case of Commercial Letters of Credit, such notice will be provided at least one Business Day before the date that any amount is paid by the Issuing Bank under any Letter of Credit (each such date, an "Honor Date"); in the case of Standby Letters of Credit, the Issuing Bank will endeavor to notify the Company at least one Business Day before the Honor Date but its failure to provide such notice shall neither give rise to liability against it nor be any defense to the reimbursement obligations of the Company as described in the next sentence. The Company shall reimburse the Issuing Bank prior to 10:00 a.m. (San Francisco time) on each Honor Date in an amount equal to the amount so paid by the Issuing Bank. In the event the Company fails to reimburse the Issuing Bank for the full amount of any drawing under any Letter of Credit by 10:00 a.m. (San Francisco time) on the Honor Date, the Issuing Bank will promptly notify the Agent and the Agent will promptly notify each Bank thereof, and the Company shall be deemed to have requested that Base Rate Loans be made by the Banks to be disbursed on the Honor Date under such Letter of Credit, subject to the amount of the unutilized portion of the Facility A Revolving Commitment and subject to the conditions set forth in Section 5.3. Any notice given by the Issuing Bank or the Agent pursuant to this subsection 3.3(b) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
           (c) Each Bank shall upon any notice pursuant to subsection 3.3(b) make available to the Agent for the account of the relevant Issuing Bank an amount in Dollars and in immediately available funds equal to its Pro Rata Share of the amount of the drawing, whereupon the participating Banks shall (subject to subsection 3.3(e)) each be deemed to have made a Facility A Revolving Loan consisting of a Base Rate Loan to the Company in that amount. If any Bank so notified fails to make available to the Agent for the account of the Issuing Bank the amount of such Bank's Pro Rata Share of the amount of the drawing by no later than 12:00 noon (San Francisco time) on the Honor Date, then interest shall accrue on such Bank's obligation to make such payment, from the Honor Date to the date such Bank makes such payment, at a rate per annum equal to the Federal Funds Rate in effect from time to time during such period. The Agent will promptly give notice of the occurrence of the Honor Date, but failure of the Agent to give any such notice on the Honor Date or in sufficient time to enable any Bank to effect such payment on such date shall not relieve such Bank from its obligations under this Section 3.3.
           (d) With respect to any unreimbursed drawing that is not converted into Facility A Revolving Loans consisting of Base Rate Loans to the Company in whole or in part, because of the Company's failure to satisfy the conditions set forth in Section 5.3 or for any other reason, the Company shall be deemed to have incurred from the Issuing Bank an L/C Borrowing in the amount of such drawing, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Base Rate plus 2% per annum, and each Bank's payment to the Issuing Bank pursuant to this subsection 3.3(d) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Bank in satisfaction of its participation obligation under this Section 3.3.
           (e) Each Bank's obligation in accordance with this Agreement to make the Facility A Revolving Loans or L/C Advances, as contemplated by this Section 3.3, as a result of a drawing under a Letter of Credit, shall be absolute and unconditional and without recourse to the Issuing Bank and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Bank may have against the Issuing Bank, the Company or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default, an Event of Default or a Material Adverse Effect; or (iii) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided, however, that each Bank's obligation to make Facility A Revolving Loans under this Section 3.3 is subject to the conditions set forth in Section 5.3.
  3.4      Repayment of Participations.
           (a) Upon (and only upon) receipt by the Agent for the account of the Issuing Bank of immediately available funds from the Company (i) in reimbursement of any payment made by the Issuing Bank under the Letter of Credit with respect to which any Bank has paid the Agent for the account of the Issuing Bank for such Bank's participation in the Letter of Credit pursuant to Section 3.3 or (ii) in payment of interest thereon, the Agent will pay to each Bank, in the same funds as those received by the Agent for the account of the Issuing Bank, the amount of such Bank's Pro Rata Share of such funds, and the Issuing Bank shall receive the amount of the Pro Rata Share of such funds of any Bank that did not so pay the Agent for the account of the Issuing Bank.
           (b) If the Agent or the Issuing Bank is required at any time to return to the Company, or to a trustee, receiver, liquidator, custodian, or any official in any Insolvency Proceeding, any portion of the payments made by the Company to the Agent for the account of the Issuing Bank pursuant to subsection 3.4(a) in reimbursement of a payment made under the Letter of Credit or interest or fee thereon, each Bank shall, on demand of the Agent, forthwith return to the Agent or the Issuing Bank the amount of its Pro Rata Share of any amounts so returned by the Agent or the Issuing Bank plus interest thereon from the date such demand is made to the date such amounts are returned by such Bank to the Agent or the Issuing Bank, at a rate per annum equal to the Federal Funds Rate in effect from time to time.
  3.5      Role of the Issuing Bank.
           (a) Each Bank and the Company agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.
           (b) No Agent-Related Person nor any of the respective correspondents, participants or assignees of the Issuing Bank shall be liable to any Bank for: (i) any action taken or omitted in connection herewith at the request or with the approval of the Banks (including the Required Banks, as applicable); (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.
           (c) The Company hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Company's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Agent-Related Person, nor any of the respective correspondents, participants or assignees of the Issuing Bank, shall be liable or responsible for any of the matters described in clauses (i) through (vii) of Section 3.6; provided, however, anything in such clauses to the contrary notwithstanding, that the Company may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Company which the Company proves were caused by the Issuing Bank's willful misconduct or gross negligence or the Issuing Bank's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
  3.6      Obligations Absolute
The obligations of the Company under this Agreement and any L/C-
Related Document to reimburse the Issuing Bank for a drawing under a Letter of Credit, and to repay any L/C Borrowing and any drawing under a Letter of Credit converted into Facility A Revolving Loans, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:
                (i) any lack of validity or enforceability of this Agreement or any L/C-Related Document;
                (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Company in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;
                (iii) the existence of any claim, set-off, defense or other right that the Company may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;
                (iv) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;
                (v) any payment by the Issuing Bank under any Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of any Letter of Credit; or any payment made by the Issuing Bank under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;
                (vi) any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guarantee, for all or any of the obligations of the Company in respect of any Letter of Credit; or
                (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.
  3.7      Cash Collateral Pledge.
           Upon (i) the request of the Agent, (A) if the Issuing Bank has honored any full or partial drawing request on any Letter of Credit and such drawing has resulted in an L/C Borrowing hereunder, or (B) if, as of the Facility B Revolving Termination Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, or (ii) the occurrence of the circumstances described in Section 2.7 requiring the Company to Cash Collateralize Letters of Credit, then, the Company shall immediately Cash Collateralize the L/C Obligations in an amount equal to such L/C Obligations.
  3.8      Letter of Credit Fees.
           (a) The Company shall pay to the Agent for the account of each of the Banks a letter of credit fee with respect to Standby Letters of Credit equal to the L/C Fee Percentage of the average daily maximum amount available to be drawn of the outstanding Standby Letters of Credit, computed on a quarterly basis in arrears on the last Business Day of each calendar quarter based upon Standby Letters of Credit outstanding for that quarter as calculated by the Agent. Such letter of credit fees shall be due and payable quarterly in arrears on the last Business Day of each calendar quarter during which Letters of Credit are outstanding, commencing on the first such quarterly date to occur after the Closing Date, through the Facility A Revolving Termination Date (or such later date upon which the outstanding Standby Letters of Credit shall expire), with the final payment to be made on the Facility A Revolving Termination Date (or such later expiration date).
           (b) The Company shall pay to the Issuing Bank for its own account a letter of credit fronting fee for each Standby Letter of Credit Issued by the Issuing Bank, computed for the period between the date of Issuance of such Standby Letter of Credit to the expiration date thereof, in an amount equal to 0.125% per annum of the face amount of such Standby Letter of Credit. Such Standby Letter of Credit fronting fee shall be due and payable on each date of Issuance of a Standby Letter of Credit, and shall be fully earned upon the submission of a request for a Letter of Credit, regardless of whether such request is later revoked or withdrawn.
           (c) With respect to Standby Letters of Credit, the Company shall pay to the Issuing Bank from time to time on demand the normal issuance, presentation, amendment and other processing fees, and other standard costs and charges of the Issuing Bank relating to standby letters of credit as from time to time in effect. With respect to Commercial Letters of Credit, the Company shall pay to the Issuing Bank from time to time on demand such presentation, amendment and other processing fees, and other standard costs and charges of the Issuing Bank relating to commercial letters of credit as the Company and the Issuing Bank may from time to time agree.
  3.9      Uniform Customs and Practice.
           The Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce most recently at the time of issuance of any Letter of Credit shall (unless otherwise expressly provided in the Letters of Credit) apply to the Letters of Credit.
3.10 Subsidiaries as Account Parties.
           (a) As agreed from time to time between the Company and the Issuing Bank, the L/C-Related Documents for any Letter of Credit, and other communications required of the Company with respect thereto under this
Article III, may be executed by a Subsidiary of the Company (an "L/C Subsidiary") rather than the Company. The parties hereto acknowledge and agree that a letter of credit issued pursuant to such L/C-Related Documents shall be a Letter of Credit for all purposes hereunder, and the Company, the Issuing Bank, and the Banks shall be obligated with respect thereto hereunder, and the Company shall be obligated under the related L/C-Related Documents, as though the Company were the signatory to such L/C Related Documents. Without limiting the foregoing, the Company hereby guarantees the payment when due, upon maturity, acceleration or otherwise, of any and all indebtedness of any L/C Subsidiary to the Issuing Bank, the Agent, or any Bank arising under any L/C-Related Document. If any or all of such indebtedness becomes due and payable , the Company unconditionally promise to pay such indebtedness to Bank, or order, on demand, in lawful money of the United States. The word "indebtedness" as used in this Section 3.10 shall mean any and all advances, debts, obligations and liabilities of an L/C Subsidiary, or any one or more of them, heretofore, now, or hereafter made, incurred or created, under any L/C-Related Document, and any and all renewals, extensions or modifications thereof, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such indebtedness may be or hereafter become otherwise unenforceable.
           (b) The Company guarantees the payment of any and all indebtedness of each L/C Subsidiary whether or not due or payable by such L/C Subsidiary upon (a) the death, dissolution, insolvency or business failure of, or any assignment for benefit of creditors by, or commencement of any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceedings by or against, such L/C Subsidiary or the Company, or
(b) the appointment of a receiver for, or the attachment, restraint of or making or levying of any order of court or legal process affecting, the property of such L/C Subsidiary or the Company, and unconditionally promises to pay such indebtedness to the Agent, on demand, in lawful money of the United States.
           (c) The liability of the Company under this Section 3.10 is exclusive and independent of any security for or other guaranty of the indebtedness of any L/C Subsidiary, whether executed by the Company or by any other party, and the liability of the Company hereunder is not affected or impaired by (a) any direction of application of payment by any L/C Subsidiary or by any other party, or (b) any other guaranty or undertaking of the Company or of any other party as to the indebtedness of any L/C Subsidiary, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel of any L/C Subsidiary or the Company. To the extent any L/C Subsidiary or the Company make any payment to the Issuing Bank or the Agent in connection with the indebtedness, and all or any part of such payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid or paid over to a trustee, receiver or any other entity, whether in connection with an Insolvency Proceeding or otherwise (any such payment is hereinafter referred to as a "Preferential Payment"), then this guaranty shall continue to be effective or shall be reinstated, as the case may be, and, to the extent of such payment or repayment, the indebtedness or part thereof intended to be satisfied by such Preferential Payment shall be revived and continued in full force and effect as if said Preferential Payment had not been made.
           (d) The obligations of the Company under this Section 3.10 are independent of the obligations of the L/C Subsidiaries, and a separate action or actions may be brought and prosecuted against the Company whether or not action is brought against any L/C Subsidiary and whether or not any L/C Subsidiary be joined in any such action or actions.
           (e) The Company authorizes the Issuing Bank, without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing their liability hereunder, from time to time to (a) renew, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of the indebtedness or any part thereof, including increase or decrease of the rate of interest thereon; (b) take and hold security for the payment of the indebtedness and exchange, enforce, waive and release any such security;
(c) apply such security and direct the order or manner of sale thereof as Issuing Bank in its discretion may determine; and (d) release or substitute any one or more endorsers, guarantors, L/C Subsidiaries or other obligors.
           (f) It is not necessary for the Issuing Bank to inquire into the capacity or powers of any L/C Subsidiary or the officers, directors, partners or agents acting or purporting to act on their behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder, and if any L/C Subsidiary is a partnership, the word "L/C Subsidiary" and "indebtedness" as used herein include all successor partnerships and liabilities thereof to Issuing Bank, the Agent, and the Banks.
           (g) Absent a waiver of such right, the Company may have the right to assert a defense to an action to enforce this guaranty if (a) the Issuing Bank, the Agent, or the Banks do not proceed against any L/C Subsidiary, or any security for the indebtedness of any L/C Subsidiary, or pursue any other remedy in their power that the Company cannot pursue, before enforcing this guaranty, (b) the Issuing Bank, the Agent, or the Banks takes any action, without the Company's consent, of the type specified in subsection 3.10(c), or any other action by which the indebtedness of any L/C Subsidiary is altered in any respect, or the remedies or rights of the Company against any L/C Subsidiary or any other person or any security are impaired, suspended or extinguished, (c) any L/C Subsidiary is under a legal disability or any L/C Subsidiary has any other defense to payment of the indebtedness, (d) there is no liability on the part of any L/C Subsidiary or such liability is limited or ceases for any reason other than payment of the indebtedness in full, (e) Issuing Bank, the Agent, or any Bank fails to notify the Company of information known to them as to any L/C Subsidiary's financial condition, assets or other circumstances bearing on repayment of the indebtedness or the nature, scope and extent of the risks that the Company assumes and incurs hereunder (and the Company agree that neither the Issuing Bank, the Agent, nor any Bank shall have any duty to advise the Company of any such information), (f) the statute of limitations applicable to an action to enforce this guaranty has run (and the Company agrees that any payment by any L/C Subsidiary or other circumstance that operates to toll any statute of limitations as to any L/C Subsidiary shall operate to toll the statute of limitations as to the Company), (g) the Issuing Bank, the Agent, or any Bank fails to make or provide any presentment, demand for performance, or notice of nonperformance, dishonor, the acceptance of this guaranty, or other notice, or (h) any election of remedies by the Issuing Bank, the Agent, or any Bank , including any election to proceed by nonjudicial foreclosure on any security, or any act or omission of the Issuing Bank, the Agent, or any Bank relating to such foreclosure, operates to impair, suspend or extinguish any right of contribution, subrogation or reimbursement that the Company would otherwise have against any L/C Subsidiary. THE COMPANY HEREBY EXPRESSLY WAIVES THE RIGHT TO ASSERT ANY DEFENSE DESCRIBED IN THIS SUBSECTION 3.10(G).
  3.11     Issuing Affiliate.
           The Issuing Bank may perform any or all of its obligations under this Agreement with respect to commercial Letters of Credit through one or more of its Affiliates (each, an "Issuing Affiliate") and, if it exercises such option, each reference to "Issuing Bank" in this Agreement shall be deemed a reference to the Issuing Bank or its Issuing Affiliate, as appropriate; provided, however, that any Letter of Credit issued by the Issuing Affiliate will, upon the request of the Company, be confirmed by Bank of America.


                                 ARTICLE IV.
                   TAXES, YIELD PROTECTION AND ILLEGALITY
  4.1      Taxes.
           (a) Except as otherwise required by law, any and all payments by the Company to each Bank or the Agent under this Agreement and any other Loan Document shall be made free and clear of, and without deduction or withholding for, any Taxes. In addition, the Company shall pay all Other Taxes.
           (b) If the Company shall be required by law to deduct or withhold any Taxes, Other Taxes or Further Taxes from or in respect of any sum payable hereunder to any Bank or the Agent, then:
           (i) the sum payable shall be increased as necessary so that, after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section), such Bank or the Agent, as the case may be, receives and retains an amount equal to the sum it would have received and retained had no such deductions or withholdings been made;
           (ii) the Company shall make such deductions and withholdings;
           (iii) the Company shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and
           (iv) the Company shall also pay to each Bank or the Agent for the account of such Bank, at the time interest is paid, Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed.
           (c) The Company agrees to indemnify and hold harmless each Bank and the Agent for the full amount of (i) Taxes, (ii) Other Taxes, and
(iii) Further Taxes in the amount that the respective Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such Taxes, Other Taxes or Further Taxes had not been imposed, and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes, Other Taxes or Further Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Bank or the Agent makes written demand therefor.
           (d) Within 30 days after the date of any payment by the Company of Taxes, Other Taxes or Further Taxes, the Company shall furnish to each Bank or the Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to such Bank or the Agent.
           (e) If the Company is required to pay any amount to any Bank or the Agent pursuant to subsection (b) or (c) of this Section, then such Bank shall use reasonable efforts (consistent with legal and regulatory restrictions) to change the jurisdiction of its Lending Office so as to eliminate any such additional payment by the Company which may thereafter accrue, if such change in the sole judgment of such Bank is not otherwise disadvantageous to such Bank.
  4.2      Illegality.
           (a) If any Bank determines that the introduction of any Requirement of Law, or any change in any Requirement of Law, or in the interpretation or administration of any Requirement of Law, has made it unlawful, or that any central bank or other Governmental Authority has asserted that it is unlawful, for any Bank or its applicable Lending Office to make Offshore Rate Loans, then, on notice thereof by the Bank to the Company through the Agent, any obligation of that Bank to make Offshore Rate Loans shall be suspended until the Bank notifies the Agent and the Company that the circumstances giving rise to such determination no longer exist.
           (b) If a Bank determines that it is unlawful to maintain any Offshore Rate Loan, the Company shall, upon its receipt of notice of such fact and demand from such Bank (with a copy to the Agent), prepay in full such Offshore Rate Loans of that Bank then outstanding, together with interest accrued thereon and amounts required under Section 4.4, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Offshore Rate Loan. If the Company is required to so prepay any Offshore Rate Loan, then concurrently with such prepayment, the Company shall borrow from the affected Bank, in the amount of such repayment, a Base Rate Loan.
           (c) If the obligation of any Bank to make or maintain Offshore Rate Loans has been so terminated or suspended, the Company may elect, by giving notice to the Bank through the Agent, that all Loans which would otherwise be made by the Bank as Offshore Rate Loans shall be instead Base Rate Loans.
           (d) Before giving any notice to the Agent under this Section, the affected Bank shall designate a different Lending Office with respect to its Offshore Rate Loans if such designation will avoid the need for giving such notice or making such demand and will not, in the judgment of the Bank, be illegal or otherwise disadvantageous to the Bank.
  4.3      Increased Costs and Reduction of Return.
           (a) If any Bank determines that, due to either (i) the introduction of or any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the Offshore Rate or in respect of the assessment rate payable by any Bank to the FDIC for insuring U.S. deposits) in or in the interpretation of any law or regulation or (ii) the compliance by that Bank with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to such Bank of agreeing to make or making, funding or maintaining any Offshore Rate Loans or participating in Letters of Credit, or, in the case of the Issuing Bank, any increase in the cost to the Issuing Bank of agreeing to issue, issuing or maintaining any Letter of Credit or of agreeing to make or making, funding or maintaining any unpaid drawing under any Letter of Credit, then the Company shall be liable for, and shall from time to time, upon demand (with a copy of such demand to be sent to the Agent), pay to the Agent for the account of such Bank, additional amounts as are sufficient to compensate such Bank for such increased costs.
           (b) If any Bank shall have determined that (i) the introduction of any Capital Adequacy Regulation, (ii) any change in any Capital Adequacy Regulation, (iii) any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or (iv) compliance by the Bank (or its Lending Office) or any corporation controlling the Bank with any Capital Adequacy Regulation, affects or would affect the amount of capital required or expected to be maintained by the Bank or any corporation controlling the Bank and (taking into consideration such Bank's or such corporation's policies with respect to capital adequacy and such Bank's desired return on capital) determines that the amount of such capital is increased as a consequence of its Commitment, loans, credits or obligations under this Agreement, then, upon demand of such Bank to the Company through the Agent, the Company shall pay to the Bank, from time to time as specified by the Bank, additional amounts sufficient to compensate the Bank for such increase.
  4.4      Funding Losses.
           The Company shall reimburse each Bank and hold each Bank harmless from any loss or expense which the Bank may sustain or incur as a consequence of:
           (a) the failure of the Company to make on a timely basis any payment of principal of any Offshore Rate Loan;
           (b) the failure of the Company to borrow, continue or convert a Loan after the Company has given (or is deemed to have given) a Notice of Borrowing or a Notice of Conversion/ Continuation;
           (c) the failure of the Company to make any prepayment in accordance with any notice delivered under Section 2.6;
           (d) the prepayment (including pursuant to Section 2.7) or other payment (including after acceleration thereof) of an Offshore Rate Loan on a day that is not the last day of the relevant Interest Period; or
           (e) the automatic conversion under Section 2.4 of any Offshore Rate Loan to a Base Rate Loan on a day that is not the last day of the relevant Interest Period;
including any such loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain its Offshore Rate Loans or from fees payable to terminate the deposits from which such funds were obtained. For purposes of calculating amounts payable by the Company to the Banks under this Section and under subsection 4.3(a), each Offshore Rate Loan made by a Bank (and each related reserve, special deposit or similar requirement) shall be conclusively deemed to have been funded at the LIBOR used in determining the Offshore Rate for such Offshore Rate Loan by a matching deposit or other borrowing in the interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Offshore Rate Loan is in fact so funded.
  4.5      Inability to Determine Rates.
If the Required Banks determine that for any reason adequate and reasonable means do not exist for determining the Offshore Rate for any requested Interest Period with respect to a proposed Offshore Rate Loan, or that the Offshore Rate applicable pursuant to subsection 2.9(a) for any requested Interest Period with respect to a proposed Offshore Rate Loan does not adequately and fairly reflect the cost to such Banks of funding such Loan, the Agent will promptly so notify the Company and each Bank. Thereafter, the obligation of the Banks to make or maintain Offshore Rate Loans hereunder shall be suspended until the Agent upon the instruction of the Required Banks revokes such notice in writing. Upon receipt of such notice, the Company may revoke any Notice of Borrowing or Notice of Conversion/Continuation then submitted by it. If the Company does not revoke such Notice, the Banks shall make, convert or continue the Loans, as proposed by the Company, in the amount specified in the applicable notice submitted by the Company, but such Loans shall be made, converted or continued as Base Rate Loans instead of Offshore Rate Loans.
  4.6      Certificates of Banks.
Any Bank claiming reimbursement or compensation under this
Article IV shall deliver to the Company (with a copy to the Agent) a certificate setting forth in reasonable detail the amount payable to the Bank hereunder and the calculations with respect thereto and such certificate shall be conclusive and binding on the Company in the absence of manifest error.
  4.7      Substitution of Banks.
Upon (a) the receipt by the Company from any Bank of a claim for compensation under Section 4.3, or (b) a Bank's failure to elect to extend the Facility A Revolving Termination Date on or before the 30th day before such date (a Bank described in clauses (a) or (b) being referred to as an "Affected Bank"), then the Company may: (i) in the case of clause (a) above only, request the Affected Bank to use its best efforts to obtain a replacement bank or financial institution (which in any event, shall be an Eligible Assignee) satisfactory to the Company to acquire and assume all or a ratable part of all of such Affected Bank's Loans and Commitment (a "Replacement Bank") in accordance with the assignment provisions contained in Section 11.8; (ii) request one more of the other Banks to acquire and assume all or part of such Affected Bank's Loans and Commitment in accordance with the assignment provisions contained in Section 11.8; or
(iii) designate a Replacement Bank. Any such designation of a Replacement Bank under clause (i) or (iii) shall be subject to the prior written consent of the Agent (which consent shall not be unreasonably withheld) and shall be effected in accordance with the assignment provisions contained in Section
11.8. The Company shall be liable for the payment upon demand of all costs and other amounts arising under Section 4.4 that result from any Replacement Bank's acquisition of an Affected Bank's Loan and/or Commitment (or, in either case, any portion thereof) on a date other than the last day of the applicable Interest Period with respect to any Loans then outstanding.
  4.8      Survival.
The agreements and obligations of the Company in this Article IV shall survive the payment of all other Obligations.


                   ARTICLE V.CONDITIONS PRECEDENT
  5.1      Conditions of Initial Credit Extensions.
           The obligation of each Bank to make its initial Credit Extension hereunder is subject to the condition that the Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to the Agent and each Bank, and in sufficient copies for each
Bank:
           (a) Loan Documents.  This Agreement, the Notes (for each
Lender that has requested a Note at least three Business Days before the Closing Date), and a Reaffirmation of Guaranty executed by each Guarantor in form satisfactory to the Agent, each executed by each party thereto;
           (b) Resolutions; Incumbency.
                (i) Copies of the resolutions of the board of directors of the Company and each Guarantor authorizing the transactions contemplated hereby, certified as of the Closing Date by the Secretary or an Assistant Secretary of such Person; and
                (ii) A certificate of the Secretary or Assistant
Secretary of the Company, and each Guarantor certifying the names and true signatures of the officers of the Company or such Guarantor authorized to execute, deliver and perform, as applicable, this Agreement, and all other Loan Documents to be delivered by it hereunder;
           (c) Organization Documents; Good Standing. Each of the following documents:
                (i) the articles or certificate of incorporation and the bylaws, or partnership agreement, as applicable, of the Company and each Guarantor as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of the Company or such Guarantor, or the general partner of such Guarantor, as of the Closing Date; and
                (ii) a good standing and tax good standing certificate for the Company and each Guarantor, except for those Guarantors listed on
Schedule 5.1 as to which the Company agrees to take all action necessary to obtain such certificates promptly after the Closing Date, issued by the Secretary of State (or similar, applicable Governmental Authority) of its state of incorporation or organization and each state where the Company is qualified to do business as a foreign corporation or partnership as of a date within five days of the Closing Date in the case of the certificates for the Company issued by its state of incorporation, within fifteen days of the Closing Date in the case of the certificates for the Guarantors issued by their respective states of incorporation or organization, and within 30 days of the Closing Date in all other cases;
           (d) Legal Opinions.
                (i) an opinion of Schiff Hardin & Waite, counsel to the Company and the Guarantors and addressed to the Agent and the Banks, substantially in the form of Exhibit D; and
                (ii) a favorable opinion of Morrison & Foerster LLP, special counsel to the Agent;
           (e) Payment of Fees. Evidence of payment by the Company of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with reasonable Attorney Costs of Bank of America to the extent invoiced prior to or on the Closing Date, plus such additional amounts of reasonable Attorney Costs as shall constitute Bank of America's reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Company and Bank of America); including any such costs, fees and expenses arising under or referenced in Sections 2.10 and 11.4;
           (f) Certificate.  A certificate signed by a Responsible
Officer, dated as of the Closing Date, stating that:
                (i) the representations and warranties contained in
Article VI are true and correct on and as of such date, as though made on and as of such date;
                (ii) no Default or Event of Default exists or would result from the Credit Extension; and
                (iii) there has occurred since September 30, 1998, no event or circumstance that has resulted or could reasonably be expected to result in a Material Adverse Effect;
           (g) Financial Statements. Copies of (i) the consolidated financial statements including audited balance sheets and income and cash flow statements prepared in conformity with GAAP of the Company and its Subsidiaries for the fiscal years ending December 31, 1995, December 31, 1996 and December 31, 1997, (ii) the consolidated financial statements including audited balance sheets and income and cash flow statements prepared in conformity with GAAP of Contico and its Subsidiaries for the fiscal years ending May 31, 1996, May 31, 1997 and May 31, 1998;
           (h) Consent from Departing Banks. Each "Bank" signatory to the Existing Credit Agreement that is not a Bank hereunder shall have consented to the Agreement in a form satisfactory to the Agent;
           (i) Existing Credit Agreement. All fees, expenses, principal, and accrued interest under the Existing Credit Agreement shall have been paid in full through the Closing Date or arrangements made to pay such amounts from the proceeds of the initial Revolving Loans; and
           (j) Other Documents. Such other approvals, opinions, documents or materials as the Agent or the Required Banks may reasonably request.
  5.2      Conditions of Initial Acquisition Loans.
           The obligation of each Bank to make its initial Acquisition Loan hereunder is subject to the condition that the Agent shall have received prior to the Acquisition Loan Borrowing Date all of the following, in form and substance satisfactory to the Agent and each Bank, and in sufficient copies for each Bank, and all of the following conditions shall have been satisfied:
           (a) Supplements to Schedules. Receipt of supplements to the Schedules attached hereto in form and substance acceptable to the Agent and the Company;
           (b) Purchase Agreement. A copy of the executed Purchase Agreement and all other documents in connection therewith certified as being true, correct and complete by the Company (evidencing an acquisition price in compliance with subsection 8.4(h));
           (c) Contico Acquisition. Evidence that the transactions contemplated by the Purchase Agreement shall have been consummated or will be consummated simultaneously with the funding of the initial Acquisition Loans in accordance with the terms of the Purchase Agreement and in compliance with applicable law and with all necessary regulatory approvals;
           (d) Capital Structure. The corporate capital and ownership structure (including articles of agreements among members) of the Acquired Company shall be satisfactory to the Agent;
           (e) Organization Documents; Good Standing. Each of the following documents:
                (i) the operating agreement of the Acquired Company as in effect as of the date of the initial Acquisition Loan Borrowing Date, certified by the managing member (or Person with comparable authority) of the Acquired Company as of the date thereof, together with certification, in a form reasonably acceptable to the Agent, of the due authorization of the Acquired Company to enter into the transactions contemplated hereby, and the names and the true signatures of the individuals authorized to execute, deliver and perform, as appropriate the Guaranty and all other Loan Documents to be delivered by it hereunder; and
                (ii) a good standing and tax good standing certificate for the Acquired Company issued by the Secretary of State (or similar, applicable Governmental Authority) of its state of organization and each state where the Acquired Company is qualified to do business as a foreign corporation or partnership as of a date within five days of the initial Acquisition Loan Borrowing Date in the case of the certificates for the Acquired Company issued by its state of organization, and within 30 days of the initial Acquisition Loan Borrowing Date in all other cases;
           (f) Legal Opinion.  An opinion of counsel to the Acquired
Company and its Subsidiaries and addressed to the Agent and the Banks, in a form reasonably acceptable to the Agent together with reliance letters with respect to the opinions delivered at the closing of the Contico Acquisition;
           (g) Financial Statements. The Agent shall have received and, in the case of clause (ii), approved in its reasonable discretion:
                (i) unaudited interim financial statements for Contico through November 30, 1998; and
                (ii) an estimated pro forma balance sheet of the Company and its Subsidiaries as of December 31, 1998, giving effect to the Contico Acquisition and the transactions contemplated by this Agreement;
           (h) Certificate.  A certificate signed by a Responsible
Officer, dated as of the Borrowing Date of the initial Acquisition Loans, stating that, after giving effect to the Contico Acquisition:
                (i)  the representations and warranties contained in
Article VI are true and correct on and as of such date, as though made on and as of such date;
                (ii) no Default or Event of Default exists or would result from the making of the Acquisition Loans; and
                (iii) there has occurred since May 31, 1998, (a) no material adverse change in, or a material adverse effect upon, the operations, financial condition or prospects of the Acquired Company or the businesses represented by the Contico Assets taken as a whole; (b) a material impairment of the ability of the Acquired Company to perform under any Loan Document to which it is a party or of the ability of the Acquired Company and its Subsidiaries taken as a whole to perform under the Loan Documents to which they are a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Acquired Company or the Acquired Company and its Subsidiaries of any Loan Document to which any of them are a party; and
           (i) Approvals and Consents.
                (i) Receipt by the Agent of all governmental, shareholder, and third party consents (including Hart-Scott Rodino clearance) and approvals necessary to consummate the Contico Acquisition;
                (ii) expiration of the all applicable waiting periods (if any) imposed by law that could restrain, prevent or impose any material adverse conditions on the consummation of the Contico Acquisition; and
           (j) Other Documents. Such other approvals, opinions, documents or materials as the Agent or the Required Banks may reasonably request, including information relating to Contico, the Contico Assets, or the Acquired Company or evidence that the Acquired Company has developed and implemented procedures necessary to address the Year 2000 Problem.
  5.3      Conditions to All Credit Extensions.
           The obligation of each Bank to make any Revolving Loan to be made by it (including its initial Revolving Loan and its initial Acquisition
Loan) or to continue any Offshore Loan or convert any Base Rate Loan into an Offshore Rate Loan under Section 2.4 and the obligation of the Issuing Bank to Issue any Letter of Credit (including the initial Letter of Credit) is subject to the satisfaction of the following conditions precedent on the relevant Borrowing Date, Conversion/Continuation Date or Issuance Date:
           (a) Notice, Application. The Agent shall have received (with, in the case of the initial Revolving Loans only, a copy for each Bank) a Notice of Borrowing or a Notice of Conversion/Continuation, as applicable or in the case of any Issuance of any Letter of Credit, the Issuing Bank and the Agent shall have received an L/C Application or L/C Amendment Application, as required under Section 3.2;
           (b) Continuation of Representations and Warranties. The representations and warranties in Article VI shall be true and correct on and as of such Borrowing Date or Conversion/Continuation Date or Issuance Date with the same effect as if made on and as of such Borrowing Date or Conversion/Continuation Date or Issuance Date (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date) and, in the case of the initial Acquisition Loans, such representations shall be true and correct after giving effect to the Contico Acquisition; and
           (c) No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing or continuation or conversion or Issuance.
Each Notice of Borrowing, Notice of Conversion/Continuation and L/C Application or L/C Amendment Application submitted by the Company hereunder shall constitute a representation and warranty by the Company hereunder, as of the date of each such notice and as of each Borrowing Date, Conversion/Continuation Date, or Issuance Date, as applicable, that the conditions in this Section 5.3 are satisfied.


                                 ARTICLE VI.
                      REPRESENTATIONS AND WARRANTIES

   The Company represents and warrants to the Agent and each Bank that:

  6.1      Corporate Existence and Power.
           The Company and each of its Restricted Subsidiaries:
           (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization;
           (b) has the power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;
           (c) is duly qualified as a foreign corporation, partnership, or limited liability company and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and
           (d) is in compliance with all Requirements of Law;
except, in each case referred to in clause (c) or clause (d), to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
  6.2      Corporate Authorization; No Contravention.
           The execution, delivery and performance by the Company or any of the Guarantors of this Agreement and each other Loan Document to which such Person is party, have been duly authorized by all necessary corporate, partnership, or limited liability company action, and do not and will not:
           (a) contravene the terms of any of that Person's Organization Documents;
           (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or
           (c) violate any Requirement of Law.
  6.3      Governmental Authorization.
           No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Company or any of the Guarantors of the Agreement or any other Loan Document.
  6.4      Binding Effect.
           This Agreement and each other Loan Document to which the Company or any Guarantor is a party constitute the legal, valid and binding obligations of the Company and any of the Guarantors to the extent it is a party thereto, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.
  6.5      Litigation.
           There are no actions, suits, proceedings, claims or disputes pending, or to the knowledge of the Company after due investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Company, or its Subsidiaries or any of their respective properties which:
           (a) purport to pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or
           (b) except as specifically disclosed in Schedule 6.5, would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.
  6.6      No Default.
No Default or Event of Default exists or would result from the incurring of any Obligations by the Company. As of the Closing Date, neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default under subsection 9.1(e).
  6.7      ERISA Compliance.
Except as specifically disclosed in Schedule 6.7:
           (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law.
 Each Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the best knowledge of the Company, nothing has occurred which would cause the loss of such qualification. The Company and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
           (b) There are no pending or, to the knowledge of Company after due investigation, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.
           (c) (i) No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material Adverse Effect; (ii) no Pension Plan has any Unfunded Pension Liability in an aggregate amount for the Company and its ERISA Affiliates in excess of $3,000,000; (iii) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Company nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to
Section 4069 or 4212(c) of ERISA.
  6.8      Use of Proceeds; Margin Regulations.
           The proceeds of the Loans are to be used solely for the purposes set forth in and permitted by Section 7.12 and Section 8.7. Neither the Company nor any Subsidiary is generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.
  6.9      Title to Properties.
           The Company and each Restricted Subsidiary have good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of their respective businesses, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Company and its Restricted Subsidiaries is subject to no Liens, other than Permitted Liens.
  6.10     Taxes.
           The Company and its Subsidiaries have filed all Federal and other material tax returns and reports required to be filed, and have paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.
  6.11     Financial Condition.
           (a) The audited consolidated financial statements of the Company and its Subsidiaries dated December 31, 1997, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal year ended on that date, and the unaudited quarterly financial statements of the Company and its Subsidiaries dated June 30, 1998, and the related consolidated statements of income or operations, shareholders' equity and cash flows for the fiscal quarter ended on that date:
                (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject, in the case of quarterly financial statements, to ordinary, good faith year end audit adjustments;
                (ii) fairly present the financial condition of the Company and its Subsidiaries as of the date thereof and results of operations for the period covered thereby; and
                (iii) except as specifically disclosed in Schedule 6.11, show all material indebtedness and other liabilities, direct or contingent, of the Company and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.
           (b) Since December 31, 1997, there has been no Material
Adverse Effect.
  6.12     Environmental Matters.
           The Company from time to time reviews the effect of existing Environmental Laws and existing Environmental Claims on its business, operations and properties, and as a result thereof the Company has reasonably concluded that, except as specifically disclosed in Schedule 6.12, neither such Environmental Claims nor, to the knowledge of the Company after due inquiry, compliance with such Environmental Laws could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
  6.13     Regulated Entities.
           None of the Company, any Person controlling the Company, or any Subsidiary, is an "Investment Company" within the meaning of the Investment Company Act of 1940. The Company is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.
  6.14     No Burdensome Restrictions.
           Neither the Company nor any Subsidiary is a party to or bound by any Contractual Obligation, or subject to any restriction in any Organization Document, or any Requirement of Law, which could reasonably be expected to have a Material Adverse Effect.
  6.15     Copyrights, Patents, Trademarks and Licenses, etc.
           The Company or its Restricted Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person.
 To the knowledge of the Company after due investigation, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Company or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 6.5, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Company after due investigation, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Company after due investigation, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.
  6.16     Subsidiaries.
           As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed in part (a) of Schedule 6.16 hereto and has no equity investments in any other corporation or entity other than those specifically disclosed in part (b) of Schedule 6.16. Each Restricted Subsidiary that is a Material Subsidiary (other than the Non-Guarantor Subsidiaries, except as provided in the last sentence of Section 7.13) has fully complied with Section 7.13. Part (c) of Schedule 6.16 lists all Guarantors as of the Closing Date.
  6.17     Insurance.
           Except as specifically disclosed in Schedule 6.17, the properties of the Company and its Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or such Restricted Subsidiary operates.
  6.18     Swap Obligations.
           Neither the Company nor any of its Restricted Subsidiaries has incurred any outstanding obligations under any Swap Contracts, other than Permitted Swap Obligations. The Company has undertaken its own independent assessment of its consolidated assets, liabilities and commitments and has considered appropriate means of mitigating and managing risks associated with such matters and has not relied on any swap counterparty or any Affiliate of any swap counterparty in determining whether to enter into any Swap Contract.
  6.19     Full Disclosure.
           None of the representations or warranties made by the Company or any Subsidiary in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Company or any Subsidiary in connection with the Loan Documents (including the offering and disclosure materials delivered by or on behalf of the Company to the Banks prior to the Closing Date including, to the Company's knowledge after due inquiry, information regarding Contico, the Contico Assets, or the Acquired Company or its Subsidiaries), contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered. All financial projections prepared by the Company and provided to the Agent or to any Bank hereunder or in connection with such offering and disclosure materials have been prepared in good faith and were believed by the Company to be reasonable based on information possessed by the Company at the time furnished.
  6.20     Y2K.
           The Company has (i) initiated a review and assessment of all areas within its and each of its Restricted Subsidiaries' business and operations (including those affected by suppliers and vendors) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications used by the Company or any of its Restricted Subsidiaries or its suppliers and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, and (iii) as of the Closing Date, implemented that plan in accordance with that timetable. The Company reasonably believes that all computer applications (including those of its suppliers and vendors) that are material to its or any of its Restricted Subsidiaries' business and operations will on a timely basis be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (that is, be "Year 2000 Compliant"), except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.


                                 ARTICLE VII.
                            AFFIRMATIVE COVENANTS
           So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Required Banks waive compliance in writing:

  7.1      Financial Statements.
           The Company shall deliver to the Agent and each Bank, in form and detail satisfactory to the Agent and the Required Banks:
           (a) as soon as available, but not later than 90 days after the end of each fiscal year (commencing with the fiscal year ended December 31, 1998), a copy of the audited consolidated balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidated statements of income or operations, shareholders' equity and cash flows for such year, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by the opinion of Deloitte & Touche or another nationally-recognized independent public accounting firm ("Independent Auditor") which report shall state that such consolidated financial statements present fairly the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years. Such opinion shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Company's or any Subsidiary's records;
           (b) as soon as available, but not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ended March 31, 1999), a copy of the unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such quarter and the related consolidated statements of income, shareholders' equity and cash flows for the period commencing on the first day and ending on the last day of such quarter, and certified by a Responsible Officer as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments), the financial position and the results of operations of the Company and its Subsidiaries;
           (c) as soon as available, but not later than 90 days after the end of each fiscal year (commencing with the fiscal year ended December 31, 1998), a copy of an unaudited consolidating balance sheet of the Company and its Subsidiaries as at the end of such year and the related consolidating statement of income and shareholders' equity for such year, certified by a Responsible Officer as having been developed and used in connection with the preparation of the financial statements referred to in subsection 7.1(a); and
           (d) as soon as available, but not later than 90 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ended March 31, 1999), a copy of the unaudited consolidating balance sheets of the Company and its Subsidiaries, and the related consolidating statements of income, shareholders' equity and cash flows for such quarter, all certified by a Responsible Officer as having been developed and used in connection with the preparation of the financial statements referred to in subsection 7.1(b).
  7.2      Certificates; Other Information.
           The Company shall furnish to the Agent and each Bank:
           (a) concurrently with the delivery of the financial statements referred to in subsections 7.1(a) and (b), a Compliance Certificate executed by a Responsible Officer, accompanied by calculations in reasonable detail evidencing the elimination of items attributable to Unrestricted Subsidiaries from the financial statements delivered pursuant to
Section 7.1;
           (b) promptly, copies of all audit reports and management audit letters delivered by the Independent Auditor to the Company;
           (c) promptly, copies of all financial statements and reports that the Company sends to its shareholders, and copies of all financial statements and regular, periodical or special reports (including Forms 10K, 10Q and 8K) that the Company or any Restricted Subsidiary may make to, or file with, the SEC;
           (d) promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary (including information regarding financial position, projections or business prospects of the Company and the Restricted Subsidiaries) as the Agent, at the request of any Bank, may from time to time reasonably request; and
           (e) promptly upon receipt thereof, copies of all notices or other written information (including financial statements) received under the Purchase Agreement by the Company or the Acquired Company before the closing of the Contico Acquisition and simultaneously with the giving thereof, copies of each notice given by the Company or the Acquired Company thereunder before the closing of the Contico Acquisition.
  7.3      Notices.
           The Company shall promptly notify the Agent and each Bank:
           (a) of the occurrence of any Default or Event of Default, and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default;
           (b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Restricted Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Restricted Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Restricted Subsidiary; including pursuant to any applicable Environmental Laws;
           (c) of the occurrence of any of the following events affecting the Company or any ERISA Affiliate (but in no event more than 30 days after such event), and deliver to the Agent and each Bank a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Company or any ERISA Affiliate with respect to such event:
                (i) an ERISA Event (except with respect to an ERISA
Event concerning a Mutiemployer Plan, in which event the Company shall provide such notice as soon as practicable, but in any event within 10 days, after receiving notice of the such ERISA Event);
                (ii) a material increase in the Unfunded Pension
Liability of any Pension Plan;
                (iii) the adoption of, or the commencement of material contributions to, any Plan subject to Section 412 of the Code by the Company or any ERISA Affiliate; or
                (iv) the adoption of any amendment to a Plan subject to
Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability.
           (d) of any material change in accounting policies or financial reporting practices by the Company or any of its consolidated Subsidiaries;
           (e) upon the request from time to time of the Agent, the Swap Termination Values, together with a description of the method by which such values were determined, relating to any then-outstanding Swap Contracts to which the Company or any of its Restricted Subsidiaries is party; and
           (f) until the closing of the Acquisition Loans and in each case if known by a Responsible Officer of the Company, of (a) any material adverse change in, or a material adverse effect upon, the operations, financial condition or prospects of the Acquired Company or the businesses represented by the Contico Assets taken as a whole; (b) any material impairment of the ability of the Acquired Company to perform under any Loan Document to which it will be a party or of the ability of the Acquired Company and its Subsidiaries taken as a whole to perform under the Loan Documents to which it or they will be a party; and (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Acquired Company or the Acquired Company and its Subsidiaries of any Loan Document to which it or they will be a party.
Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Company or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under subsection 7.3(a) shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been (or foreseeably will be) breached or violated.
  7.4      Preservation of Corporate Existence, Etc.
           The Company shall, and shall cause each Restricted Subsidiary to:
           (a) preserve and maintain in full force and effect its existence and good standing under the laws of its state or jurisdiction of incorporation or organization;
           (b) preserve and maintain in full force and effect all governmental rights, privileges, qualifications, permits, licenses and franchises necessary or desirable in the normal conduct of its business;
           (c) use reasonable efforts, in the ordinary course of business, to preserve its business organization and goodwill; and
           (d) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect;
in each case except in connection with transactions permitted by Section 8.3 and dispositions of assets permitted by Section 8.2.
  7.5      Maintenance of Property.
           The Company shall maintain, and shall cause each Restricted Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect and except as permitted by
Section 8.2. The Company and each Restricted Subsidiary shall use the standard of care typical in the industry in the operation and maintenance of its facilities.
  7.6      Insurance.
           The Company shall maintain, and shall cause each Restricted Subsidiary to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons.
  7.7      Y2K.
           The Company will promptly notify the Agent in the event the Company discovers or determines that any computer application (including those of its suppliers and vendors) that is material to its or any of its Restricted Subsidiaries business and operations will not be Year 2000 Compliant on a timely basis, except to the extent that such failure could not reasonably be expected to have a Material Adverse Effect.
  7.8      Compliance with Laws.
           The Company shall comply, and shall cause each Subsidiary to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act), except such as may be contested in good faith or as to which a bona fide dispute may exist.
  7.9      Compliance with ERISA.
           The Company shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code; provided, however, that any such Plan may be voluntarily terminated in accordance with ERISA and the Code so long as such termination could not reasonably be expected to give rise to aggregate liability of the Company and its Subsidiaries in excess of $3,000,000 or otherwise have a Material Adverse Effect.
  7.10     Inspection of Property and Books and Records.
           The Company shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company and such Subsidiary. The Company shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Agent or any Bank to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, when an Event of Default exists the Agent or any Bank may do any of the foregoing at the expense of the Company at any time during normal business hours and without advance notice.
  7.11     Environmental Laws.
           The Company shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in material compliance with all Environmental Laws.
  7.12     Use of Proceeds.
           The Company shall use the proceeds of the Loans (a) to refinance amounts outstanding under the Existing Credit Agreement, (b) to pay the cash portion of the purchase price of the Contico Acquisition and fees and expenses incurred in connection therewith, and (c) for working capital, capital expenditures, and other general corporate purposes, including for purposes of undertaking other Permitted Acquisitions, not in contravention of any Requirement of Law or of any Loan Document.
  7.13     New Subsidiaries.
           If the Company or any of its Subsidiaries at any time after the date hereof acquires, forms or establishes any Restricted Subsidiary that is a Material Subsidiary (other than a Subsidiary that is not organized in the United States), or if any Restricted Subsidiary that has not executed a Guaranty becomes a Material Subsidiary (other than a Subsidiary that is not organized in the United States), the Company shall cause any such Restricted Subsidiary to promptly execute a Guaranty substantially in the form of Exhibit G and to provide the Agent and each Bank with such evidence of due authorization, execution, and delivery of such Guaranty as the Agent or the Required Banks may reasonably require.
  7.14     Purchase Agreement.
           The Company shall perform in all material respects its obligations under the Purchase Agreement.


                                 ARTICLE VIII.
                              NEGATIVE COVENANTS
           So long as any Bank shall have any Commitment hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, unless the Required Banks waive compliance in writing:

  8.1      Limitation on Liens.
           The Company shall not, and shall not suffer or permit any Restricted Subsidiary to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its property, whether now owned or hereafter acquired, other than the following ("Permitted Liens"):
           (a) any Lien existing on property of the Company or any Restricted Subsidiary on the Closing Date and set forth in Schedule 8.1 securing Indebtedness outstanding on such date;
           (b) any Lien created under any Loan Document;
           (c) Liens for taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty, provided that no notice of lien has been filed or recorded under the Code;
           (d) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
           (e) Liens (other than any Lien imposed by ERISA) consisting of pledges or deposits required in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation;
           (f) Liens on the property of the Company or any of its Restricted Subsidiaries securing (i) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) contingent obligations on surety and appeal bonds, and
(iii) other non-delinquent obligations of a like nature; in each case, incurred in the ordinary course of business, provided all such Liens in the aggregate would not (even if enforced) cause a Material Adverse Effect;
           (g) Liens consisting of judgment or judicial attachment liens, provided that the enforcement of such Liens is effectively stayed and all such liens in the aggregate at any time outstanding for the Company and its Restricted Subsidiaries do not exceed $2,000,000;
           (h) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the businesses of the Company and its Restricted Subsidiaries;
           (i) Liens on assets of other Persons that become Restricted Subsidiaries after the date of this Agreement so long as the Liens described in this subsection 8.1(i) existed at the time the respective corporations became Restricted Subsidiaries, were not created in anticipation thereof, and do not secure aggregate Indebtedness outstanding at any one time in excess of $5,000,000;
           (j) purchase money security interests on any property acquired or held by the Company or its Restricted Subsidiaries securing Indebtedness incurred or assumed for the purpose of financing all or any part of the cost of acquiring such property; provided that (i) any such Lien attaches to such property concurrently with or within 120 days after the acquisition thereof,
(ii) such Lien attaches solely to the property so acquired in such transaction, (iii) the principal amount of the debt secured thereby does not exceed 100% of the cost of such property, and (iv) the principal amount of the Indebtedness secured by any and all such purchase money security interests shall not at any time exceed $7,000,000, (iv) no Default or Event of Default shall exist at the time the Indebtedness secured by such purchase money security interests was incurred or would arise as a result thereof;
           (k) Liens securing obligations in respect of Capital Leases on assets subject to such leases, provided that such Capital Leases are otherwise permitted hereunder and no Default or Event of Default shall exist at the time the obligations in respect of such Capital Leases arose or would arise as a result thereof;
           (l) Liens arising solely by virtue of any statutory or common law provision relating to banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution; provided that (i) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by the Company in excess of those set forth by regulations promulgated by the FRB, and (ii) such deposit account is not intended by the Company or any Restricted Subsidiary to provide collateral to the depository institution;
           (m) Liens consisting of pledges of cash collateral or government securities to secure on a mark-to-market basis Permitted Swap Obligations only, provided that (i) the counterparty to any Swap Contract relating to such Permitted Swap Obligation is under a similar requirement to deliver similar collateral from time to time to the Company or the Restricted Subsidiary party thereto on a mark-to-market basis; and (ii) the aggregate value of such collateral so pledged by the Company and its Restricted Subsidiaries together in favor of all counterparties does not at any time exceed $5,000,000;
           (n) Liens on the property comprising the Woods Industries manufacturing facility to secure Indebtedness permitted by subsection 8.5(h); and
           (o) Liens not otherwise permitted hereunder securing obligations in an aggregate amount not to exceed $3,000,000.
  8.2      Disposition of Assets.
           The Company shall not, and shall not suffer or permit any Restricted Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing, except:
           (a) dispositions of inventory, or used, worn-out or surplus equipment, all in the ordinary course of business;
           (b) the sale of equipment to the extent that such equipment is exchanged for credit against the purchase price of similar replacement equipment, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement equipment;
           (c) dispositions of inventory or equipment by the Company or any Restricted Subsidiary to the Company or any Restricted Subsidiary pursuant to reasonable business requirements; and
           (d) dispositions not otherwise permitted hereunder which are made for fair market value; provided, that (i) such dispositions are of assets of Subsidiaries in the Machinery Manufacturing Group or assets associated with lines of business operated at the Closing Date by Hamilton Precision Metals, Inc., Savannah Energy Construction Company, Inc., Savannah Energy Systems Company, Inc., or assets owned at the time of disposition by any Unrestricted Subsidiary, or of Investments in Unrestricted Subsidiaries or of Investments listed in Schedule 8.2, or, (ii) if such dispositions are of assets other than those in the preceding subsection 8.2(d)(i), (1) at the time of such disposition, no Event of Default shall exist or shall result from such disposition, (2) the aggregate sales price from such disposition shall be paid in cash, (3) the aggregate value of all assets so sold by the Company and its Restricted Subsidiaries, together, shall not exceed in any fiscal year 15% of the book value of the consolidated assets of the Company and its Restricted Subsidiaries, and (4) prior to becoming contractually committed to make any such disposition, the Company shall have delivered to the Banks pro forma consolidated financial statements for the Company and its Restricted Subsidiaries accompanied by a Compliance Certificate signed by a Responsible Officer certifying that at the end of the last fiscal quarter for which such financial statements and Compliance Certificate have been delivered pursuant to Sections 7.1 and 7.2, (A) the Company and its Restricted Subsidiaries would have been in compliance with the conditions in preceding clauses (1)-(3) with respect to the proposed disposition, and
(B) after giving pro forma effect for four trailing quarters to such disposition by excluding EBITDA with respect to the assets so sold, the Company and its Restricted Subsidiaries would have been in compliance with the financial covenants set forth in Sections 8.18, 8.19, 8.20 and 8.21.
  8.3      Consolidations and Mergers.
           The Company shall not, and shall not suffer or permit any Restricted Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except:
           (a) any Subsidiary may merge with the Company, provided that the Company shall be the continuing or surviving corporation, or with any one or more Restricted Subsidiaries, provided that if any transaction shall be between an Unrestricted Subsidiary and a Restricted Subsidiary, the Restricted Subsidiary shall be the continuing or surviving corporation, and if between a Subsidiary and a Wholly Owned Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving corporation;
           (b) any Restricted Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Company or another Wholly Owned Subsidiary that is a Restricted Subsidiary; and
           (c) the Company or any Restricted Subsidiary may merge with a Person that is not a Subsidiary of the Company in order to consummate an Acquisition not prohibited herein, and any Restricted Subsidiary may merge with a Person that is not a Subsidiary of the Company in order to consummate a sale of assets not prohibited herein, provided that in any merger involving the Company, the Company shall be the continuing or surviving corporation and in any merger intended to consummate an Acquisition, the resulting Person shall be a Wholly Owned Subsidiary and a Restricted Subsidiary.
  8.4      Loans and Investments.
           The Company shall not purchase or acquire, or suffer or permit any Restricted Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Company (together, "Investments"), except for:
           (a) Investments held by the Company or any Restricted
Subsidiary in the form of cash equivalents or short term marketable securities;
           (b) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business;
           (c) Investments existing on the date hereof as set forth on
Schedule 8.4;
           (d) Investments (including Intercompany Advances) in
Unrestricted Subsidiaries, Non-Guarantor Subsidiaries and SESCO (calculated on the initial investment amount but adjusted to take into account any proceeds received by the Company or any Restricted Subsidiary that is a Wholly Owned Subsidiary on a liquidation or repayment of any such Investments) as long as (i) such Investments made after the Closing Date do not exceed at any time, together with Investments made after the Closing Date to consummate Acquisitions of Unrestricted Subsidiaries or Non-Guarantor Subsidiaries pursuant to subsection 8.4(f), 10% of the Net Worth, and (ii) at the time any such Investment is made, no Default or Event of Default exists or would result from such Investment;
           (e) Intercompany Advances by the Company to any Restricted Subsidiary that is a Wholly Owned Subsidiary other than SESCO or any Non-Guarantor Subsidiary or by any of its Restricted Subsidiaries to another Restricted Subsidiary that is a Wholly Owned Subsidiary other than SESCO or any Non-Guarantor Subsidiary;
           (f) Investments incurred in order to consummate Acquisitions, if and only if with respect to such Acquisitions (i) Persons acquired are engaged in substantially the same lines of business as the Electrical/Electronic Group or the Maintenance Group, (ii) unless prior approval is granted by the Required Banks, (1) the cash purchase price (including assumed Indebtedness) of any single Acquisition shall not exceed $25,000,000, (2) the aggregate cash purchase price (including assumed Indebtedness) of all Acquisitions in any 12 month period shall not exceed $50,000,000 (it being agreed for purposes of clauses (1) and (2) that stock issued in conjunction with any Acquisition shall not be considered as a part of the "cash purchase price"), (3) any Person to be acquired must have positive EBITDA for the four fiscal quarters preceding the Acquisition date, and (4) prior to becoming contractually committed to make any Acquisition, the Company shall have delivered to the Banks pro forma consolidated financial statements for the Company and its Restricted Subsidiaries accompanied by a Compliance Certificate signed by a Responsible Officer certifying that (A) at the time any such Acquisition is consummated, the Company and its Restricted Subsidiaries will be in compliance with the conditions in preceding clauses (1)-(3), and (B) after giving pro forma effect to any such Acquisition, the Company and its Restricted Subsidiaries will remain in compliance with the financial covenants set forth in Sections 8.18, 8.19, 8.20 and 8.21 (giving effect to the EBITDA of the acquired Person as and to the extent provided in the definition of EBITDA), (iii) such Acquisitions are undertaken in accordance with all applicable Requirements of Law; (iv) no Default or Event of Default exists or would result from any such Acquisition, and (v) the prior, effective consent or approval of such Acquisition has been given by the board of directors or equivalent governing body of the Person acquired;
           (g) Investments constituting Permitted Swap Obligations or payments or advances under Swap Contracts relating to Permitted Swap Obligations;
           (h) the Contico Acquisition for a total cash consideration (including deferred purchase price) not to exceed $140,000,000.00 and for total consideration not to exceed $175,000,000.00; and
           (i) commitments to make Acquisitions not otherwise permitted hereunder as long as such commitments are conditioned upon the consent of the Required Banks.
  8.5      Limitation on Indebtedness.
           The Company shall not, and shall not suffer or permit any Restricted Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
           (a) Indebtedness incurred pursuant to this Agreement;
           (b) Indebtedness consisting of Contingent Obligations permitted pursuant to Section 8.8;
           (c) Indebtedness existing on the Closing Date and set forth in
Schedule 8.5;
           (d) Indebtedness secured by Liens permitted by subsections 8.1(i) or (j) in an aggregate amount outstanding not to exceed $12,000,000;
           (e) Indebtedness secured by Liens permitted by subsection 8.1(m) in an aggregate amount outstanding not to exceed $5,000,000;
           (f) Intercompany Advances permitted by Section 8.4(e);
           (g) Indebtedness incurred in connection with leases permitted pursuant to Section 8.10;
           (h) Non-recourse Indebtedness of Woods Industries in an aggregate principal amount not to exceed $1,200,000; and
           (i) Indebtedness not otherwise permitted hereunder in an aggregate principal amount not to exceed $5,000,000.
  8.6      Transactions with Affiliates.
           The Company shall not, and shall not suffer or permit any Restricted Subsidiary to, enter into any transaction with any Affiliate of the Company, except upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would obtain in a comparable arm's-length transaction with a Person not an Affiliate of the Company or such Restricted Subsidiary.
  8.7      Use of Proceeds.
           (a) The Company shall not, and shall not suffer or permit any Restricted Subsidiary to, use any portion of the Loan proceeds or any Letter of Credit, directly or indirectly, (i) to purchase or carry Margin Stock,
(ii) to repay or otherwise refinance indebtedness of the Company or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.
           (b) The Company shall not, directly or indirectly, use any portion of the Loan proceeds or any Letter of Credit (i) knowingly to purchase Ineligible Securities from Montgomery during any period in which Montgomery makes a market in such Ineligible Securities, (ii) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by Montgomery, or (iii) to make payments of principal or interest on Ineligible Securities underwritten or privately placed by Montgomery and issued by or for the benefit of the Company or any Affiliate of the Company. The Montgomery is a registered broker-dealer and permitted to underwrite and deal in certain Ineligible Securities; and "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under
Section 16 of the Banking Act of 1933 (12 U.S.C. 24, Seventh), as amended.
  8.8      Contingent Obligations.
           The Company shall not, and shall not suffer or permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligations except:
           (a) endorsements for collection or deposit in the ordinary course of business;
           (b) Permitted Swap Obligations (excluding any Guaranty
Obligation in respect thereof);
           (c) Contingent Obligations of the Company and its Restricted Subsidiaries existing as of the Closing Date and listed in Schedule 8.8;
           (d) Contingent Obligations with respect to Surety Instruments incurred in the ordinary course of business and not exceeding at any time $3,000,000 in the aggregate in respect of the Company and its Restricted Subsidiaries together;
           (e) Contingent Obligations under the Loan Documents, including L/C Obligations; and
           (f) Contingent Obligations not otherwise permitted hereunder in an aggregate amount not to exceed $1,000,000.
  8.9      Joint Ventures.
           The Company shall not, and shall not suffer or permit any Restricted Subsidiary to enter into any Joint Venture, other than in businesses related to those carried on by the Company and its Restricted Subsidiaries on the Closing Date or those related to the Contico Assets.
  8.10     Lease Obligations.
           The Company shall not, and shall not suffer or permit any Restricted Subsidiary to, create or suffer to exist any obligations for the payment of rent for any property under any Capital Lease, except for Capital Leases entered into by the Company or any Restricted Subsidiary to finance the acquisition of equipment; provided that the aggregate annual rental payments for all such Capital Leases shall not exceed in any fiscal year $3,000,000.
  8.11     Restricted Payments.
           The Company shall not, and shall not suffer or permit any Subsidiary to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding; except that the Company and any Restricted Subsidiary may:
           (a) declare and make dividend payments or other distributions payable solely in its common stock;
           (b) purchase, redeem or otherwise acquire shares of its common stock or warrants or options to acquire any such shares with the proceeds received from the substantially concurrent issue of new shares of its common stock; provided that, immediately after giving effect to such proposed action, no Default or Event of Default would exist;
           (c) repurchase shares of its capital stock in an aggregate amount not to exceed either (i) $5,000,000 in any 12 month period or (ii) $10,000,000 since the Closing Date ("Permitted Stock Repurchases"); provided, that, immediately after giving effect to such proposed action, no Default or Event of Default would exist; and
           (d) declare or pay cash dividends to the holders of its equity interests, including on account of the Preferred Units, provided, that, immediately after giving effect to such proposed action, no Default or Event of Default would exist.
  8.12     ERISA.
           The Company shall not, and shall not suffer or permit any of its ERISA Affiliates to: (a) engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably expected to result in liability of the Company in an aggregate amount in excess of $3,000,000; or (b) engage in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
  8.13     Change in Business.
           The Company shall not, and shall not suffer or permit any Restricted Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Company and its Subsidiaries on the date hereof.
  8.14     Accounting Changes.
           The Company shall not, and shall not suffer or permit any Restricted Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or of any Subsidiary.
  8.15     Amendment to Purchase Documents.
           The Company shall not take any action or make any agreement with any party to the Purchase Agreement which will modify, change, alter or amend any of the terms or conditions thereof in any respect that would impair the rights of the Banks under the Loan Documents without the express written consent of the Required Banks.
  8.16     Limitation on Negative Pledge Clauses.
           The Company shall not, and shall not suffer or permit any Restricted Subsidiary to, enter into any agreement with any Person other than the Agent and the Banks pursuant to this Agreement or any of the other Loan Documents which prohibits or limits the ability of the Company or any Restricted Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired; provided, that the Company may enter into such an agreement in connection with any Permitted Liens described in subsections 8.1 (j) and (k) when such prohibition or limitation is by its terms effective only against the assets subject to such Permitted Lien.
  8.17     Limitation on Restrictions on Subsidiary Dividends and Other
           Distributions.
The Company will not, and will not permit any Restricted
Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock or any other interest or participation in its profits owned by the Company or any Restricted Subsidiary, or pay any Indebtedness owed to the Company or a Restricted Subsidiary, (b) make loans or advances to the Company, or (c) transfer any of its properties or assets to the Company, except for such encumbrances or restrictions existing under or by reasons of (i) applicable law, (ii) this Agreement, and
(iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or a Restricted Subsidiary.
  8.18     Minimum Net Worth.
           The Company shall not permit Net Worth, measured as of the end of each fiscal quarter, to be less than the sum of (a) $164,477,100 if the Contico Acquisition occurred before the end of such fiscal quarter or $130,877,100 if the Contico Acquisition has not so occurred, plus (b) 50% of quarterly net income (with no deduction for losses) for the fiscal quarter ending December 31, 1998 and each fiscal quarter thereafter, plus (c) 75% of the net proceeds to the Company of new capital stock or other equity interests issued by the Company or any Restricted Subsidiary after the Closing Date, minus (d) the actual amount of Permitted Stock Repurchases after the Closing Date.
  8.19     Maximum Leverage Ratio.
           The Company shall not permit its Leverage Ratio to be greater than (i) as of the end of any fiscal quarter ending before the Contico Acquisition, 2.50 to 1.00, and (ii) as of the end of any fiscal quarter ending on or after the Contico Acquisition, the ratio set forth below:


      Quarters Ending               Maximum Leverage
                                    Ratio
      Through September 30,
      1999                          3.50 to 1.00

      December 31, 1999
      through March 31,
      2000                          3.25 to 1.00

      June 30, 2000
      through Facility B
      Revolving
      Termination Date              3.00 to 1.00


  8.20     Minimum Fixed Charge Coverage Ratio.
           The Company shall not permit its Fixed Charge Coverage Ratio, as of the end of any fiscal quarter to be less than the ratio set forth below:
      Quarters Ending               Minimum Fixed
                                    Charge Coverage
                                    Ratio
      Through September 30,
      2000                          1.10 to 1.00

      December 31, 2000
      through Facility B
      Revolving
      Termination Date              1.25 to 1.00


  8.21     Quarterly Losses.
           The Company shall not have a pre-tax loss in any two consecutive fiscal quarters.
ARTICLE IX.
EVENTS OF DEFAULT
  9.1      Event of Default.
           Any of the following shall constitute an "Event of Default":
           (a) Non-Payment. The Company fails to pay, (i) when and as required to be paid herein, any amount of principal of any Loan or of any L/C Obligation, or (ii) within 3 days after the same becomes due, any interest, fee or any other amount payable hereunder or under any other Loan Document; or
           (b) Representation or Warranty. Any representation or warranty by the Company or any Guarantor made or deemed made herein, in any other Loan Document or in the Existing Credit Agreement, or which is contained in any certificate, document or financial or other statement by the Company, any Guarantor, or any Responsible Officer, furnished at any time under this Agreement, or in or under any other Loan Document or the Existing Credit Agreement, is incorrect in any material respect on or as of the date made or deemed made; or
           (c) Specific Defaults. (i) The Company or any Guarantor fails to perform or observe any term, covenant or agreement contained in either of Sections 7.1 or 7.2 and such failure continues for 30 days, or (ii) the Company or any Guarantor fails to perform or observe any term, covenant or agreement contained in either of Sections 7.3 or 7.9 or in Article VIII; or
           (d) Other Defaults. The Company or any Guarantor fails to perform or observe any other term or covenant contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of 30 days after the earlier of (i) the date upon which a Responsible Officer knew of such failure or (ii) the date upon which written notice thereof is given to the Company by the Agent or any Bank; or
           (e) Cross-Default. (i) The Company or any Guarantor (A) fails to make any payment in respect of any Indebtedness or Contingent Obligation (other than in respect of Swap Contracts), having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $5,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure; or (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or Contingent Obligation, and such failure continues after the applicable grace or notice period, if any, specified in the relevant document on the date of such failure if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or
(ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (1) any event of default under such Swap Contract as to which the Company or any Guarantor Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (2) any Termination Event (as so defined) as to which the Company or any Guarantor Subsidiary is an Affected Party (as so defined), and, in either event, the Swap Termination Value owed by the Company or such Guarantor as a result thereof is greater than $5,000,000; or
           (f) Insolvency; Voluntary Proceedings. The Company or any Guarantor (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or
(iv) takes any action to effectuate or authorize any of the foregoing; or
           (g) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Company or any Guarantor, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the Company's or any Guarantor properties, and any such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; (ii) the Company or any Guarantor admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Company or any Guarantor acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business; or
           (h) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $3,000,000; the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds $3,000,000; or (iii) the Company or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $3,000,000; or
           (i) Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $5,000,000 or more; or
           (j) Unstayed or Unvacated Monetary Judgments. One or more non-interlocutory judgments, non-interlocutory orders, decrees or arbitration awards is entered against the Company or any Subsidiary involving in the aggregate a liability (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) as to any single or related series of transactions, incidents or conditions, of $1,000,000 or more, and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of 10 days after the entry thereof; or
           (k) Non-Monetary Judgments. Any non-monetary judgment, order or decree is entered against the Company or any Subsidiary which does or would reasonably be expected to have a Material Adverse Effect, and there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
           (l) Change of Control.  There occurs any Change of Control; or
           (m) Adverse Change.  There occurs a Material Adverse Effect;
or
           (n) Guarantor Defaults. Any Guarantor fails in any material respect to perform or observe any term, covenant or agreement in the Guaranty; or any Guaranty is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or any Guarantor or any other Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder; or
           (o) SESCO. The occurrence and continuance of an "Event of Default" as defined in the SESCO Service Agreement by SESCO or the Company that would entitle (upon the granting of any necessary consents) the Resource Recovery Development Authority for the City of Savannah or the Trustee (as defined in the SESCO Service Agreement) to terminate the SESCO Service Agreement; or
           (p) Purchase Agreement. Contico fails to make any indemnity payments to or on behalf of the Company pursuant to the terms of the Purchase Agreement, in an aggregate amount of more than $1,000,000 when due and such failure continues after the applicable grace or notice period, if any, specified in the Purchase Agreement.
  9.2      Remedies.
           If any Event of Default occurs, the Agent shall, at the request of, or may, with the consent of, the Required Banks,
           (a) declare the commitment of each Bank to make Loans and any obligation of the Issuing Bank to Issue Letters of Credit to be terminated, whereupon such commitments and obligation shall be terminated;
           (b) declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Company; and
           (c) exercise on behalf of itself and the Banks all rights and remedies available to it and the Banks under the Loan Documents or applicable law;
provided, however, that upon the occurrence of any event specified in subsection (f) or (g) of Section 9.1 (in the case of clause (i) of subsection (g) upon the expiration of the 60-day period mentioned therein), the obligation of each Bank to make Loans and any obligation of the Issuing Bank to Issue Letters of Credit shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Agent, the Issuing Bank or any Bank.
  9.3      Rights Not Exclusive.
The rights provided for in this Agreement and the other Loan
Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.
  9.4      Certain Financial Covenant Defaults.
In the event that, after taking into account any extraordinary charge to earnings taken or to be taken as of the end of any fiscal period of the Company (a "Charge"), and if solely by virtue of such Charge, there would exist an Event of Default due to the breach of any of Sections 8.18, 8.19, 8.20 or 8.21, as of such fiscal period end date, such Event of Default shall be deemed to arise upon the earlier of (a) the date after such fiscal period end date on which the Company announces publicly it will take, is taking or has taken such Charge (including an announcement in the form of a statement in a report filed with the SEC) or, if such announcement is made prior to such fiscal period end date, the date that is such fiscal period end date, and (b) the date the Company delivers to the Agent its audited annual or unaudited quarterly financial statements in respect of such fiscal period reflecting such Charge as taken.


                                 ARTICLE X.
                                 THE AGENT

  10.1     Appointment and Authorization; "Agent".
           (a) Each Bank hereby irrevocably (subject to Section 10.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
           (b) The Issuing Bank shall act on behalf of the Banks with respect to any Letters of Credit Issued by it and the documents associated therewith until such time and except for so long as the Agent may agree at the request of the Required Banks to act for such Issuing Bank with respect thereto; provided, however, that the Issuing Bank shall have all of the benefits and immunities (i) provided to the Agent in this Article X with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit Issued by it or proposed to be Issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Agent", as used in this
Article X, included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Bank.
  10.2     Delegation of Duties.
           The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.
  10.3     Liability of Agent.
           None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.
  10.4     Reliance by Agent.
           (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Banks as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Banks against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.
           (b) For purposes of determining compliance with the conditions specified in Sections 5.1 and 5.2, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.
  10.5     Notice of Default.
           The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." The Agent will notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Banks in accordance with Article IX; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Banks.
  10.6     Credit Decision.
           Each Bank acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Company and its Subsidiaries hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Agent-Related Persons.
  10.7     Indemnification of Agent.
           Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of the Agent.
  10.8     Agent in Individual Capacity.
           Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though Bank of America were not the Agent or the Issuing Bank hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them.
 With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though it were not the Agent or the Issuing Bank.
  10.9     Successor Agent.
           The Agent may, and at the request of the Required Banks shall, resign as Agent upon 30 days' notice to the Banks. If the Agent resigns under this Agreement, the Required Banks shall appoint from among the Banks a successor administrative agent for the Banks which successor administrative agent shall be approved by the Company unless an Event of Default exists. If no successor administrative agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Company, a successor administrative agent from among the Banks. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor administrative agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article X and Sections 11.4 and 11.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor administrative agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Required Banks appoint a successor administrative agent as provided for above. Notwithstanding the foregoing, however, Bank of America may not be removed as the Agent at the request of the Required Banks unless Bank of America shall also simultaneously be replaced as "Issuing Bank" hereunder pursuant to documentation in form and substance reasonably satisfactory to Bank of America.
  10.10    Withholding Tax.
           (a) If any Bank is a "foreign corporation, partnership or trust" within the meaning of the Code, such Bank agrees with and in favor of the Agent and the Company, to deliver to the Agent and the Company:
                (i) if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, two properly completed and executed copies of IRS Form 1001 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;
                (ii) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement; and
                (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.
Such Bank agrees to promptly notify the Agent and the Company of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
           (b) If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to notify the Agent and the Company of the percentage amount in which it is no longer the beneficial owner of Obligations of the Company to such Bank. To the extent of such percentage amount, the Agent and the Company will treat such Bank's IRS Form 1001 as no longer valid.
           (c) If any Bank claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.
           (d) If any Bank is entitled to a reduction in the applicable withholding tax, the Agent or the Company may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. However, if the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent or the Company, then the Agent or the Company may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction.
           (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent or the Company did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered or was not properly executed, or because such Bank failed to notify the Agent or the Company of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent and the Company fully for all amounts paid, directly or indirectly, by the Agent or the Company as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent or the Company under this Section, together with all costs and expenses (including Attorney Costs). The obligation of the Banks under this subsection shall survive the payment of all Obligations and the resignation or replacement of the Agent.
           (f) For any period in which a Bank has failed to provide the Agent and the Company with the appropriate form in accordance with subsection 10.10(a), such Bank shall not be entitled to any payment, payment increase, or indemnification under Section 4.1 with respect to Taxes imposed by the United States; provided, however, that should a Bank that is otherwise exempt from or subject to a reduced rate of withholding become subject to Taxes because of its failure to deliver a form required hereunder, the Company and the Agent shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.
  10.11    Managing Agent, etc.
           None of the Banks identified on the facing page or signature pages of this Agreement as a "managing agent," "syndication agent" or "lead arranger" shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Banks as such. Without limiting the foregoing, none of the Banks so identified as a "managing agent," "syndication agent" or "lead arranger" shall have or be deemed to have any fiduciary relationship with any Bank. Each Bank acknowledges that it has not relied, and will not rely, on any of the Banks so identified in deciding to enter into this Agreement or in taking or not taking such action hereunder.
  10.12    Release of Guaranty.
           The Banks hereby authorize the Agent to release from time to time any Subsidiary from its obligations under its Guaranty and to release the stock of any Subsidiary held as collateral hereunder in connection with the disposition of such Subsidiary in a transaction not prohibited hereunder.


                                 ARTICLE XI.
                                MISCELLANEOUS

  11.1     Amendments and Waivers.
           No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by the Company or any applicable Restricted Subsidiary therefrom, shall be effective unless the same shall be in writing and signed by the Required Banks (or by the Agent at the written request of the Required Banks) and the Company and acknowledged by the Agent, and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Banks and the Company and acknowledged by the Agent, do any of the following:
           (a) increase or extend the Commitment of any Bank (or reinstate any such Commitment terminated pursuant to Section 9.2);
           (b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Banks (or any of them) hereunder or under any other Loan Document, including prepayments specified in Section 2.7, or reduce the amount due to the Banks (or any of them) on any such date;
           (c) reduce the principal of, or the rate of interest specified herein on any Loan, or (subject to clause (iii) below) any fees or other amounts payable hereunder or under any other Loan Document;
           (d) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which is required for the Banks or any of them to take any action hereunder; or
           (e) amend this Section, or Section 2.14, or any provision herein providing for consent or other action by all Banks;
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Bank in addition to the Required Banks or all the Banks, as the case may be, affect the rights or duties of the Issuing Bank under this Agreement or any L/C-Related Document relating to any Letter of Credit Issued or to be Issued by it, (ii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the Required Banks or all the Banks, as the case may be, affect the rights or duties of the Agent under this Agreement or any other Loan Document, and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto.
  11.2     Notices.
           (a) All notices, requests, consents, approvals, waivers and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile transmission, provided that any matter transmitted by the Company by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number specified on
Schedule 11.2, and (ii) shall be followed promptly by delivery of a hard copy original thereof) and mailed, faxed or delivered, to the address or facsimile number specified for notices on Schedule 11.2; or, as directed to the Company or the Agent, to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Company and the Agent.
           (b) All such notices, requests and communications shall, when transmitted by overnight delivery, or faxed, be effective when delivered for overnight (next-day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third Business Day after the date deposited into the U.S. mail, or if delivered, upon delivery; except that notices pursuant to Articles II, III or X to the Agent shall not be effective until actually received by the Agent, and notices pursuant to
Article III to the Issuing Bank shall not be effective until actually received by the Issuing Bank at the address specified for the "Issuing Bank" on the applicable signature page hereof.
           (c) Any agreement of the Agent and the Banks herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Company. The Agent and the Banks shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Company to give such notice and the Agent and the Banks shall not have any liability to the Company or other Person on account of any action taken or not taken by the Agent or the Banks in reliance upon such telephonic or facsimile notice. The obligation of the Company to repay the Loans and L/C Obligations shall not be affected in any way or to any extent by any failure by the Agent and the Banks to receive written confirmation of any telephonic or facsimile notice or the receipt by the Agent and the Banks of a confirmation which is at variance with the terms understood by the Agent and the Banks to be contained in the telephonic or facsimile notice.
  11.3     No Waiver; Cumulative Remedies.
           No failure to exercise and no delay in exercising, on the part of the Agent or any Bank, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
  11.4     Costs and Expenses.
           The Company shall:
           (a) whether or not the transactions contemplated hereby are consummated, pay or reimburse Bank of America (including in its capacity as Agent and Issuing Bank) within five Business Days after demand (subject to subsection 5.1(e)) for all costs and expenses incurred by Bank of America (including in its capacity as Agent and Issuing Bank) in connection with the development, preparation, delivery, administration and execution of, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs incurred by Bank of America (including in its capacity as Agent and Issuing Bank) and any Bank with respect thereto; and
           (b) pay or reimburse the Agent, Montgomery and each Bank within five Business Days after demand (subject to subsection 5.1(e)) for all costs and expenses (including Attorney Costs) incurred by them in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any "workout" or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).
  11.5     Company Indemnification.
           Whether or not the transactions contemplated hereby are consummated, the Company shall indemnify, defend and hold the Agent-Related Persons, and each Bank and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an "Indemnified Person") harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans, the termination of the Letters of Credit and the termination, resignation or replacement of the Agent or replacement of any
Bank) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement, the Existing Credit Agreement, or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement, the Existing Credit Agreement, or the Loans or Letters of Credit or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided, that the Company shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.
  11.6     Payments Set Aside.
           To the extent that the Company makes a payment to the Agent or the Banks, or the Agent or the Banks exercise their right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent or such Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then (a) to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (b) each Bank severally agrees to pay to the Agent upon demand its pro rata share of any amount so recovered from or repaid by the Agent.
  11.7     Successors and Assigns.
           The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agent and each Bank.
  11.8     Assignments, Participations, etc.
           (a) Any Bank may, with the written consent of the Company at all times other than during the existence of an Event of Default and the Agent and the Issuing Bank, which consent of the Company shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Company, the Agent or the Issuing Bank shall be required in connection with any assignment and delegation by a Bank to an Eligible Assignee that is an Affiliate of such Bank) (each an "Assignee") all, or any ratable part of all, of the Loans, the Commitments, the L/C Obligations and the other rights and obligations of such Bank hereunder, in a minimum amount of the Minimum Assignment Amount (as defined below); provided, however, that (1) such assignment shall be null and void if not undertaken on a pro rata basis between Facility A Loans and Commitments and Facility B Loans and Commitments, and (2) the Company and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Agent by such Bank and the Assignee; (ii) such Bank and its Assignee shall have delivered to the Company and the Agent an Assignment and Acceptance in the form of Exhibit E ("Assignment and Acceptance") together with any Note or Notes subject to such assignment and (iii) the assignor Bank or Assignee has paid to the Agent a processing fee in the amount of $3,500. The phrase "Minimum Assignment Amount" shall mean, the lesser of (x) $10,000,000, unless the Acquisition Loans are not funded by on or before February 26, 1999, in which case, $5,000,000, and (y) the assigning Bank's remaining combined Commitments hereunder.
           (b) From and after the date that the Agent notifies the assignor Bank that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under the Loan Documents, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Documents.
           (c) Promptly after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, (and provided that it consents to such assignment in accordance with subsection 11.8(a)), the Company shall execute and deliver to the Agent, if Notes have been made, new Notes evidencing such Assignee's assigned Loans and Commitment and, if the assignor Bank has retained a portion of its Loans and its Commitment, replacement Notes in the principal amount of the Loans retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by such Bank). Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Bank pro tanto.
           (d) Any Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a "Participant") participating interests in any Loans, the Commitment of that Bank and the other interests of that Bank (the "originating Bank") hereunder and under the other Loan Documents; provided, however, that (i) such participation shall be null and void if not undertaken on a pro rata basis between Facility A Loans and Commitments and Facility B Loans and Commitments,
(ii) the originating Bank's obligations under this Agreement shall remain unchanged, (iii) the originating Bank shall remain solely responsible for the performance of such obligations, (iv) the Company, the Issuing Bank and the Agent shall continue to deal solely and directly with the originating Bank in connection with the originating Bank's rights and obligations under this Agreement and the other Loan Documents, and (v) no Bank shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks as described in the first proviso to Section 11.1. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 4.1, 4.3 and
11.5 as though it were also a Bank hereunder, and not have any rights under this Agreement, or any of the other Loan Documents, and all amounts payable by the Company hereunder shall be determined as if such Bank had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.
           (e) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it, if any, in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.
  11.9     Confidentiality.
           Each Bank agrees to take and to cause its Affiliates to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all information provided to it by the Company or any Subsidiary, or by the Agent on the Company's or such Subsidiary's behalf, under this Agreement or any other Loan Document, and neither it nor any of its Affiliates shall use any such information other than in connection with or in enforcement of this Agreement and the other Loan Documents or in connection with other business now or hereafter existing or contemplated with the Company or any Subsidiary; except to the extent such information
(i) was or becomes generally available to the public other than as a result of disclosure by the Bank, or (ii) was or becomes available on a non-confidential basis from a source other than the Company, provided that such source is not bound by a confidentiality agreement with the Company known to the Bank; provided, however, that any Bank may disclose such information (A) at the request or pursuant to any requirement of any Governmental Authority to which the Bank is subject or in connection with an examination of such Bank by any such authority; (B) pursuant to subpoena or other court process;
(C) when required to do so in accordance with the provisions of any applicable Requirement of Law; (D) to the extent reasonably required in connection with any litigation or proceeding to which the Agent, any Bank or their respective Affiliates may be party; (E) to the extent reasonably required in connection with the exercise of any remedy hereunder or under any other Loan Document; (F) to such Bank's independent auditors and other professional advisors; (G) to any Participant or Assignee, actual or potential, provided that such Person agrees in writing to keep such information confidential to the same extent required of the Banks hereunder;
(H) as to any Bank or its Affiliate, as expressly permitted under the terms of any other document or agreement regarding confidentiality to which the Company or any Subsidiary is party or is deemed party with such Bank or such Affiliate; and (I) to its Affiliates.
  11.10    Set-off.
           In addition to any rights and remedies of the Banks provided by law, if an Event of Default exists or the Loans have been accelerated, each Bank is authorized at any time and from time to time, without prior notice to the Company, any such notice being waived by the Company to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, such Bank to or for the credit or the account of the Company against any and all Obligations owing to such Bank, now or hereafter existing, irrespective of whether or not the Agent or such Bank shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. Each Bank agrees promptly to notify the Company and the Agent after any such set-off and application made by such Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
  11.11    Automatic Debits of Fees.
           With respect to any facility fee, arrangement fee, letter of credit fee or other fee, or any other cost or expense (including Attorney Costs) due and payable to the Agent, the Issuing Bank, Bank of America or Montgomery under the Loan Documents, the Company hereby irrevocably authorizes Bank of America to debit any deposit account of the Company with Bank of America in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in Bank of America's sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.
   11.12   Notification of Addresses, Lending Offices, Etc.
           Each Bank shall notify the Agent in writing of any changes in the address to which notices to the Bank should be directed, of addresses of any Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent shall reasonably request.
  11.13    Counterparts.
           This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.
  11.14    Severability.
           The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.
  11.15    No Third Parties Benefited.
           This Agreement is made and entered into for the sole protection and legal benefit of the Company, the Banks, the Agent and the Agent-Related Persons, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.
  11.16    Governing Law and Jurisdiction.
           (a) THIS AGREEMENT AND ANY NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA; PROVIDED THAT THE AGENT AND THE BANKS SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
           (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS
AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE COMPANY, THE AGENT AND THE BANKS CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE COMPANY, THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. THE COMPANY, THE AGENT AND THE BANKS EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY CALIFORNIA LAW.
  11.17    Waiver of Jury Trial.
THE COMPANY, THE BANKS AND THE AGENT EACH WAIVE THEIR RESPECTIVE
RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE COMPANY, THE BANKS AND THE AGENT EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
  11.18    Entire Agreement.
           This Agreement, together with the other Loan Documents, embodies the entire agreement and understanding among the Company, the Banks and the Agent, and supersedes all prior or contemporaneous agreements and understandings of such Persons, verbal or written, relating to the subject matter hereof and thereof, except that the representations and warranties (as of the dates made and deemed made) and the indemnities of the Company set forth in the Existing Credit Agreement and the "Loan Documents" as defined therein shall, in each case, survive the execution and delivery of this Agreement.


           IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                           KATY INDUSTRIES, INC.

                                     By: /S/ Stephen P. Nicholson
                                         ---------------------------------
                                     Name: Stephen P. Nicholson
                                     Title: Vice President of Finance and
                                            Chief Financial Officer


                                     BANK OF AMERICA NATIONAL TRUST AND
                                     SAVINGS ASSOCIATION, as Agent, Issuing
                                     Bank, and a Bank


                                     By: /S/ Dan Killian
                                         ---------------------------------
                                     Name: Dan Killian
                                     Title: Vice President


                                     LASALLE NATIONAL BANK, as Managing Agent and a Bank


                                     By: /S/ Robert Kastenholz
                                         ---------------------------------
                                     Name: Robert Kastenholz
                                     Title: Group - Senior Vice President



                                     KEYBANK NATIONAL ASSOCIATION, as a Bank


                                     By: /S/ Mary K. Young
                                         ---------------------------------
                                     Name: Mary K. Young
                                     Title: Assistant Vice President


                                     MERCANTILE BANK NATIONAL ASSOCIATION, as a Bank


                                     By: /S/ David F. Higbee
                                         ---------------------------------
                                     Name: David F. Higbee
                                     Title: Vice President


                                     THE NORTHERN TRUST COMPANY, as a Bank


                                     By: /S/ Raheela Gill Anwar
                                         ---------------------------------
                                     Name: Raheela Gill Anwar
                                     Title: Vice President


                                     NORWEST BANK COLORADO NATIONAL
                                     ASSOCIATION, as a Bank


                                     By: /S/ Darlene A. Evans
                                         ---------------------------------
                                     Name: Darlene A. Evans
                                     Title: Vice President



                                     SOCIETE GENERALE, as a Bank


                                     By: /S/ Richard A. Erbert
                                         ---------------------------------
                                     Name: Richard A. Erbert
                                     Title: Vice President


                                     UNION BANK OF CALIFORNIA, N.A., as a
                                     Bank

                                     By: /S/ David W. Kinkela
                                         ---------------------------------
                                     Name: David W. Kinkela
                                     Title: Assistant Vice President



                                     UNION PLANTERS BANK, N.A., as a Bank

                                     By: /S/ Stephen R. Callow
                                         ---------------------------------
                                     Name: Stephen R. Callow
                                     Title: Vice President


                                     U.S. BANK NATIONAL ASSOCIATION, as a
                                     Bank


                                     By: /S/ William J. Sullivan
                                         ---------------------------------
                                     Name: William J. Sullivan
                                     Title: Vice President